Exhibit 10(T)

AGREEMENT AND PLAN OF MERGER*

effective as of

November 16, 2003

among

THE ST. PAUL COMPANIES, INC.

TRAVELERS PROPERTY CASUALTY CORP.

and

ADAMS ACQUISITION CORP.

* This document reflects technical changes and corrections effected by the Amendment Agreement dated as of February 12, 2004, by and among the parties hereto.

i

EXHIBITS

Exhibit A-1	Form of Parent Charter (if Parent Shareholder Charter Approval Received)
Exhibit A-2	Form of Parent Charter (if Parent Shareholder Charter Approval Not Received)
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of Affiliate Agreement

Company Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of November 16, 2003 (the “Agreement”) among The St. Paul Companies, Inc., a Minnesota corporation (“Parent”), Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), and Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of Parent, the Company and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, it is intended that, for United States federal income tax purposes (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CBCA” means the Connecticut Business Corporation Act.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2002, and the notes thereto, set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2002.

“Company Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock together with the Company Class B Common Stock.

“Company Convertible Notes” means the Convertible Junior Subordinated Notes due 2032 of the Company.

“Company Disclosure Schedule” means the Company disclosure schedule delivered to Parent concurrently herewith.

“Company Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any liability.

“Company Indenture” means the Indenture, dated as of March 27, 2002, between Travelers Property Casualty Corp. and The Bank of New York, as trustee, as amended and supplemented by the First Supplemental Indenture dated as of March 27, 2002, between Travelers Property Casualty Corp. and The Bank of New York,  as trustee.

“Company International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date hereof.

“DOJ” means the United States Department of Justice.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor; provided, however, that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FTC” means the United States Federal Trade Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“International Plan” means, whether or not statutorily required, any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a governmental authority (including the Canada/Quebec Pension Plan, any provincial health plan in Canada and the State

Earnings Related Pension Scheme in the United Kingdom) shall not constitute an International Plan.

“knowledge” means (A) with respect to Parent, the knowledge of the individuals named on Section 1.01 of the Parent Disclosure Schedule, after reasonable inquiry, and (B) with respect to the Company, the knowledge of the individuals named on Section 1.01 of the Company Disclosure Schedule, after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nuveen” means Nuveen Investments, Inc., a Delaware corporation.

“Nuveen Credit Facilities” means the Three-Year Credit Agreement, dated as of August 7, 2003, among Nuveen, Bank of America, N.A., Citibank, N.A. and Bank One, N.A. and the 364 – Day Credit Agreement, dated as of August 7, 2003, among Nuveen, Bank of America, N.A., Citibank, N.A. and Bank One, N.A.

“NYSE” means the New York Stock Exchange.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2002, and the notes thereto, set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2002.

“Parent Common Stock” means the common stock, without designated par value, of Parent.

“Parent Convertible Notes” means the Zero Coupon Convertible Notes due 2009 of Parent.

“Parent Disclosure Schedule” means the Parent disclosure schedule delivered to the Company concurrently herewith.

“Parent Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Equity Unit” means a Corporate Unit or a Treasury Unit, each as defined in the Purchase Contract Agreement, dated as of July 31, 2002, between Parent and JPMorgan Chase Bank, as purchase contract agent.

“Parent International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Preferred Stock” means the Series B Convertible Preferred Stock of Parent.

“Parent Trust Securities” means the 7.6% Trust Preferred Securities of St. Paul Capital Trust I, the 7 5/8 Series B Capital Securities of MMI Capital Trust I, the 8.5% Series A Capital Securities of USF&G Capital I, the 8.47% Series B Capital Securities of USF&G Capital II and the 8.312% Series C Capital Securities of USF&G Capital III.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date hereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” has the meaning specified in Regulation S-X under the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, as defined in Section 13(d) of the 1934 Act, other than Parent or any Affiliate of Parent.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Proposal	7.05(a)
Advisers Act	4.03
Agreement	Preamble
Applicable Party	7.05
CEA	4.19(a)
Certificates	3.04(a)
CFTC	4.19(a)
Change in Recommendation	7.05(b)
Client	7.04(e)
Closing	2.05
Code	Recitals
Company	Preamble
Company Actuarial Analyses	5.16(c)
Company Employees	7.07
Company Insurance Subsidiaries	5.07
Company Intellectual Property Rights	5.25(b)(ii)
Company Material Adverse Effect	5.01(b)
Company Necessary Consents	5.03
Company Permits	5.01(a)
Company Rights	5.28(b)
Company Rights Agreement	5.28(b)
Company SAP Statements	5.09
Company SEC Documents	5.08(a)
Company Securities	5.05(b)
Company Shareholder Approval	5.02
Company Shareholder Meeting	7.01(b)
Company Stock Option	3.03
Company Stock Plan	3.03
Company Stock-Based Award	3.03(b)
Company Subsidiary Securities	5.06(b)
Company Termination Fee	10.04(b)
Confidentiality Agreement	7.03
Effective Time	2.01(b)
End Date	9.01(b)
Exchange Agent	3.04(a)
Existing Plans	7.07(a)
Exchange Ratio	3.01(b)
GAAP	4.11
Governmental Authority	4.03
Insurance Laws	4.14(a)
Investment Advisory Laws	4.14(a)
Investment Company	4.15(b)
Joint Proxy Statement	4.12

Laws	4.15(d)
Merger	2.01
Merger Certificate	2.01(b)
Merger Consideration	3.01(b)
Merger Sub	Preamble
Multiemployer Plan	4.23(c)
Necessary Consents	5.03
1940 Act	4.03
New Plans	7.07(b)
Nuveen SEC Documents	4.09(a)
Parent	Preamble
Parent Actuarial Analyses	4.17(c)
Parent Asset Management Subsidiaries	4.14(a)
Parent Insurance Subsidiaries	4.07
Parent Intellectual Property Rights	4.26
Parent Material Adverse Effect	4.01(b)
Parent Necessary Consents	4.03
Parent Permits	4.01(a)
Parent SAP Statements	4.10
Parent SEC Documents	4.08(a)
Parent Securities	4.05(b)
Parent Shareholder Approval	4.02(a)
Parent Shareholder Charter Approval	4.02(a)
Parent Shareholder Transaction Approval	4.02(a)
Parent Shareholder Meeting	7.01(c)
Parent Stock-Based Award	3.03(b)
Parent Stock Option	3.03
Parent Stock Plan	4.05(a)
Parent Subsidiary Securities	4.06(b)
Parent Termination Fee	10.04(c)
Proprietary Funds	4.15(b)
Registration Statement	4.12
Required Approvals	7.04
SAP	4.10
Sarbanes-Oxley Act	4.08(e)
Shareholder Meeting	7.01(c)
Superior Proposal	7.05(c)
Surviving Corporation	2.01
Tax	4.22(g)
Tax Asset	4.22(g)
Tax Return	4.22(g)
Tax Sharing Agreements	4.22(g)
Taxing Authority	4.22(g)

Third-Party Intellectual Property Rights	4.26(b)(i)
Uncertificated Shares	3.04(a)
WARN Act	4.24(b)

(c)        When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any reference in this Agreement to a statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE 2
The Merger

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the CBCA, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Connecticut.  As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.

(b)        As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8, other than conditions that by their nature are to be satisfied at the Effective Time and will in fact be satisfied at the Effective Time, a certificate of merger shall be duly prepared, executed and acknowledged by Merger Sub and the Company and thereafter delivered to and filed with the Secretary of State of the State of Connecticut pursuant to the CBCA (the “Merger Certificate”) and all other filings or records required under the CBCA shall be made.  The Merger shall become effective at the Effective Time.  As used herein, the term “Effective Time” means such time as is mutually agreeable to the Company and Parent on the date of filing of the Articles of Merger, or on such other subsequent date or time as may be agreed by the Company and Parent.

(c)        The Merger shall have the effects set forth in Section 33-820 of the CBCA.

Section 2.02.  Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 2.03.  Bylaws.  At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 2.04.  Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.05.  Closing.  Upon the terms and subject to the conditions set forth herein, including the conditions set forth in Article 8 and the termination rights set forth in Article 9, the closing of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

ARTICLE 3
CONVERSION OF SECURITIES

Section 3.01.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any holder of any shares of Company Common Stock:

(a)        All shares of Company Common Stock that are held by the Company as treasury stock or that are owned by Parent, the Company or Merger Sub immediately prior to the Effective Time (and in each case that are not held on behalf of or as fiduciary for third parties) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

(b)        Subject to Section 3.01(a) and Section 3.05, each outstanding share of Company Common Stock (together with the Company Rights attached thereto) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4334 (the “Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05, the “Merger

Consideration”).  All of such shares of Parent Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)        Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A common stock of the Surviving Corporation.

Section 3.02.  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, the capital stock of Parent or the Company, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.03.  Company Stock Options and Other Equity-based Awards. (a) Each option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under an equity compensation plan of the Company (a “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Stock Option”) on the same terms and conditions (including any option reload features relating to any Company Stock Option outstanding on the date hereof or granted after the date hereof; provided that any hereafter granted Company Stock Option is granted in accordance with Section 6.02(s)) as were applicable under such Company Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan, or in the related award document by reason of the transactions contemplated hereby).  The number of shares of Parent Common Stock subject to each such Parent Stock Option shall be equal to the number of shares of Company Common Stock subject to each such Company Stock Option multiplied by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option and any related stock appreciation right shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)        At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock and each award of any kind consisting of, based on or relating to shares of Company Common Stock granted under a Company Stock Plan (including restricted stock, deferred stock awards, stock units, phantom awards and dividend equivalents), other than Company Stock Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Parent Common Stock (a “Parent Stock-Based Award”), on the same terms and conditions as were applicable under Company Stock-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan or in the related award document by reason of the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to the Company Stock-Based Award multiplied by the Exchange Ratio, rounded down if necessary to the nearest whole share of Parent Common Stock.  Any dividend equivalents credited to the account of each holder of a Company Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c)        As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options and Company Stock-Based Awards have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.03 after giving effect to the Merger and the terms of the relevant Company Stock Plans).

(d)        Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Stock Options and Company Stock-Based Awards under this Section 3.03.  Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options and Parent Stock-Based Awards as a result of the actions contemplated by this Section 3.03.  As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 or S-3, as the case may be (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and Parent Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options and Parent Stock-Based Awards remain outstanding.

Section 3.04.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration  (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), as applicable.  Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)        Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of Company Common Stock represented by a Certificate or Uncertificated Share.  The shares of Parent Common Stock constituting part of the Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under applicable law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(d)        All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock (together with the Company Rights attached thereto) in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.04(g) or Section 3.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (and Company Rights).

(e)        After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 3.04.

(f)         Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g)        No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.05, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.05 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 3.05.  No Fractional Shares of Parent Common Stock.  No fractional shares of Parent Common Stock shall be issued in the Merger.  All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Common Stock on the NYSE on the trading day immediately preceding the date on which the Effective Time occurs by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.  As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock.

Section 3.06.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

Section 3.07.  Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Taxing Authority by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

Section 3.08.  Further Assurances.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation, as a result of, or in connection with, the Merger.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, regardless of whether the relevant Section herein refers to the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 4.01.  Corporate Existence and Power.  (a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and Parent and its Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Parent Permits”), except for those licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.  Parent has heretofore delivered or made available to the Company true and complete copies of the articles of incorporation and bylaws of Parent, and the certificate of incorporation and bylaws of Merger Sub, as currently in effect.

(b)        As used in this Agreement, the term “Parent Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), properties, business, results of the operations or prospects of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the businesses in which Parent and its Subsidiaries operate in general and which do not have a materially disproportionate effect on Parent and its Subsidiaries, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby or (ii) a material impairment of the ability of Parent or Merger Sub to consummate the transactions contemplated in this Agreement.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and, except for the Parent Shareholder Approval and the approval of the Merger and the transactions contemplated hereby by Parent as the sole shareholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The only votes of the holders of any class or series of capital stock of Parent necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement are the affirmative votes (the “Parent Shareholder Transaction Approval”) of (i) the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, (A) representing a majority of the votes eligible to be cast by such holders approving the amendment of Parent’s articles of incorporation in accordance with Section 7.02(a)(i)(B), (B) representing a majority of the voting power of such shares present and entitled to vote to approve the issuance of Parent Common Stock in connection with the Merger and (C) representing a majority of the voting power of such shares present and entitled to vote to approve the amendment of Parent’s bylaws in accordance with Section 7.02(a)(ii) and (ii) the holders of Parent Common Stock, voting separately as a single class, representing a majority of the votes eligible to be cast by such holders approving the amendment of Parent’s articles of incorporation to increase the number of authorized shares of Parent Common Stock in connection with the Merger.  The affirmative vote (the “Parent Shareholder Charter Approval” and, together with the Parent Shareholder Transaction Approval, the “Parent Shareholder Approval”) of the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, representing two-thirds of the votes eligible to be cast by such holders, shall be required to amend Parent’s articles of incorporation to eliminate Article V of the articles of incorporation, such that Parent’s articles of incorporation shall be in accordance with Section 7.02(a)(i)(A).

(b)        At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.05) to recommend that Parent’s shareholders grant the Parent Shareholder Approval.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, or self-regulatory organization or other similar non-governmental regulatory body (each, a “Governmental Authority”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Connecticut and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the NYSE, (v) approvals or filings under Insurance Laws as set forth in Section 4.03 of the Parent Disclosure Schedule (vi) consents, approvals and notices to the extent required under the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”) (such actions and filings listed in clauses (i) through (vi) above, the “Parent Necessary Consents”) and (vii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04.  Non-Contravention.  Except as set forth in Section 4.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or of the certificate of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05.  Capitalization.  (a) The authorized capital stock of Parent consists of (i) 480,000,000 shares of Parent Common Stock; (ii) 1,450,000 shares of Parent Preferred Stock and (iii) 3,550,000 undesignated shares.  As of November 12, 2003, (i) 228,292,836 shares of Parent Common Stock were issued and outstanding; (ii) 683,054 shares of Parent Preferred Stock were issued and outstanding; (iii) Parent Stock Options to purchase an aggregate of 21,055,648 shares of Parent Common Stock (of which options to purchase an aggregate of 11,331,273 shares of Parent Common Stock were exercisable) were issued and outstanding; (iv) 2,351,246 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Convertible Notes; (v) 18,295,315 shares of Parent Common Stock were reserved for issuance pursuant to the purchase contracts forming part of the Parent Equity Units; (vi) 20,500 shares of Parent Common Stock were reserved for issuance under the Deferred Stock Award Plan for International Executives; and (vii) 300,000 shares of Parent Common Stock were reserved under the Parent Deferred Stock Plan for Non-Employee Directors, of which 176,059 shares were outstanding as at November 12, 2003.  All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to the Parent Convertible Notes, Parent Equity Units or any equity compensation plan of Parent (a “Parent Stock Plan”) will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.  Except for shares held on behalf of or as fiduciary for third parties, no Parent Subsidiary owns any shares of Parent Common Stock.

(b)        Except as set forth in this Section 4.05 or in Section 4.05(b) of the Parent Disclosure Schedule and for changes since November 12, 2003 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”) other than the Parent Convertible Notes and the Parent Equity Units.  Except with respect to the Parent Preferred Stock and the Parent Convertible Notes, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  All Significant Subsidiaries of Parent and their respective jurisdictions of formation are identified in the Parent 10-K.

(b)        Except as set forth in Section 4.06(b) of the Parent Disclosure Schedule or with respect to the Parent Trust Preferred Securities, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Other than Nuveen employee and director stock options, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”).  Except with respect to the Parent Trust Preferred Securities, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

Section 4.07.  Insurance Subsidiaries.  Parent conducts its insurance operations through the Subsidiaries listed in Section 4.07 of the Parent Disclosure Schedule (collectively, the “Parent Insurance Subsidiaries”).  Section 4.07 of the Parent Disclosure Schedule lists the jurisdiction of domicile of each Parent Insurance Subsidiary.  Except as set forth in Section 4.07 of the Parent Disclosure Schedule, none of the Parent Insurance Subsidiaries is “commercially domiciled” in any other jurisdiction.  Each of the Parent Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The business of each of the Parent Insurance Subsidiaries has been and is being conducted in compliance with the terms of all of its licenses, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) all of such licenses are in full force and effect, and (ii) there is no proceeding or investigation pending or, to the knowledge of Parent, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license.  Parent has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08.  SEC Filings.  (a) Parent has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to the Company (i) Parent’s annual reports on Form 10-K for its fiscal years ended December 31, 2000, 2001 and 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Parent held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.08(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Parent SEC Documents”).

(b)        As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.09.  Nuveen SEC Filings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)        Nuveen has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to the Company (i) Nuveen’s annual reports on Form 10-K for its fiscal years ended December 31, 2000, 2001 and 2002, (ii) its quarterly reports on Form 10 Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Nuveen held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.09(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Nuveen SEC Documents”).

(b)        As of its filing date, each Nuveen SEC Document complied, and each such Nuveen SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Nuveen SEC Document filed pursuant to the 1934 Act did not, and each such Nuveen SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Nuveen SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Nuveen since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Nuveen’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 4.10.  Parent SAP Statements.  As used herein, the term “Parent SAP Statements” means the annual statutory statements and, to the extent applicable, quarterly supplements of each of the Parent Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2000, 2001 and 2002 and the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, with any such statement filed subsequent to the date hereof).  Parent has delivered or made available to the Company true and complete copies of the Parent SAP Statements filed as of the date of this Agreement with respect to domestic Parent Insurance Subsidiaries that are Significant Subsidiaries.  Each of the Parent Insurance Subsidiaries has filed or submitted all Parent SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Parent SAP Statements were and will be prepared in conformity with statutory accounting practices (or local equivalents in the applicable jurisdictions) prescribed or permitted by the applicable insurance regulatory authority (“SAP”) consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of Parent or the applicable Parent Insurance Subsidiary, as the case may be, and present the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended.  The Parent SAP Statements complied, and will comply, in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body.  Except as indicated therein, all assets that are reflected on the Parent SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the investments of insurance companies and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws.  The annual statutory balance sheets and income statements included in the Parent SAP Statements have been, where required by applicable Insurance Laws, audited by an independent accounting firm of recognized national or international reputation, and Parent has delivered or made available to the Company true and complete copies of all audit opinions related thereto.  Parent has delivered or made available to the Company a list of all pending market conduct examinations relating to any domestic Parent Insurance Subsidiary that is a Significant Subsidiary.

Section 4.11.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in conformity with  U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.12.  Information Supplied.  The information supplied by Parent for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment, at the time such post-effective amendment becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by Parent for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Parent shareholders and the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the shareholders of each of Parent and the Company, at the time of the Parent Shareholder Approval, at the time of the Company Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13.  Absence of Certain Changes.  Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and, except as set forth in Section 4.13 of the Parent Disclosure Schedule or as disclosed in Parent SEC Documents filed prior to the date hereof, there has not been:

(a)        any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)        (i) any split, combination, subdivision or reclassification of any shares of capital stock of Parent or its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or its Subsidiaries (other than (A) dividends from its direct or indirect wholly owned Subsidiaries or by Nuveen, (B) regular quarterly cash dividends paid by Parent on the Parent Common Stock not in excess of $0.29 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), with usual record and payment dates and in accordance with Parent’s past dividend policy, (C) one or more special dividends by Parent on the Parent Common Stock of cash or obligations to pay cash in an aggregate amount consistent with Section 7.13, (D) required dividends on the Parent Preferred Stock and (E) required distributions on the Parent Trust Securities or on the Parent Equity Units), or (iii) any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries (other than in the ordinary course of business on behalf of or as fiduciary for third parties) of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

(c)        any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

(d)        any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)        any creation or other incurrence by Parent or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f)         any making of any material loan, advance or capital contributions to or investment in any Person by Parent or any of its Subsidiaries, other than (i) loans, advances or capital contributions to or investments in Parent’s wholly owned Subsidiaries or (ii) investment activities in the ordinary course of business consistent with past practices;

(g)        any damage, destruction or other casualty loss (whether or not covered by insurance) directly affecting the assets of Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(h)        any transaction or commitment made, or any contract or agreement entered into, by Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i)         any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, or any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Parent Insurance Subsidiary, in each case except (i) as disclosed in the Parent SEC Documents or (ii) for any such change elected or required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act or applicable SAP or the local equivalent in the applicable jurisdictions;

(j)         other than in the ordinary course of business consistent with past practices, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, employee or independent contractor of Parent or any of its Subsidiaries involving any payments in excess of $250,000, (ii) increase by more than $250,000 in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements, (iii) entering into any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, employee or independent contractor of Parent or any of its Subsidiaries involving any payments in excess of $250,000, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director, employee or independent contractor of Parent or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, employee or independent contractor of Parent or any of its Subsidiaries;

(k)        any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its Subsidiaries or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l)         any change in Parent’s fiscal year or any material Tax election made, changed or revoked, or any method of tax accounting changed, in each case individually or in the aggregate having a material adverse impact on Taxes;

(m)       any material addition or any development that would be reasonably likely to result in a material addition to Parent’s consolidated reserves for future policy benefits or other policy claims and benefits prior to the date of this Agreement; or

(n)        any agreement or commitment to take any action referred to in Section 4.13(a) through Section 4.13(m).

Section 4.14.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a)        liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in Parent SEC Documents filed prior to the date hereof,

(b)        insurance claims litigation arising in the ordinary course of business for which adequate claims reserves have been established, and

(c)        liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15.  Compliance with Laws and Court Orders.  (a) Except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) the business and operations of Parent and Parent Insurance Subsidiaries have been conducted in compliance with all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Governmental Authorities regulating the business of insurance (collectively, “Insurance Laws”) and (ii) the business and operations of Parent and each of its Subsidiaries that acts as an “investment adviser” under the Advisers Act or as a broker-dealer under the 1934 Act (collectively, the “Parent Asset Management Subsidiaries”) have been conducted in compliance with all applicable statutes, regulations and rules, and all applicable orders and directives of Governmental Authorities regulating the business of, investment advisers and broker-dealers (collectively, “Investment Advisory Laws”).  Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Insurance Subsidiary and, to the knowledge of Parent, its agents, have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold and (ii) each Parent Asset Management Subsidiary has engaged in the business of acting as an investment adviser or a broker-dealer, as the case may be, in compliance, in all material respects, with Investment Advisory Laws applicable to the business of such Parent Asset Management Subsidiary.  In addition, (x) there is no pending or, to the knowledge of Parent, threatened charge by any Governmental Authorities that any Parent Insurance Subsidiary or Parent Asset Management Subsidiary has violated, nor any pending or, to the knowledge of Parent, threatened investigation by any Governmental Authorities with respect to possible violations of, any applicable Insurance Laws or Investment Advisory Laws, as the case may be, where such violations would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (y) the Parent Insurance Subsidiaries and the Parent Asset Management Subsidiaries have filed all reports required to be filed with any insurance regulatory authority or investment advisory regulatory authority, as the case may be, on or before the date hereof, except for such failures to file such reports as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Except as required by Insurance Laws of general applicability and the insurance licenses maintained by the Parent Insurance Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Insurance Subsidiaries to which Parent or any of its Insurance Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Authority specifically with respect to Parent or any of its Insurance Subsidiaries, which (A) limit the ability of Parent or any of its Insurance Subsidiaries to issue insurance policies, (B) require any investments of Parent or any of its Insurance Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of Parent or any of its Insurance Subsidiaries, (D) in any manner impose any requirements on Parent or any of its Insurance Subsidiaries in respect of Risk Based Capital requirements that add to or otherwise modify the Risk Based Capital requirements imposed under applicable laws or (E) in any manner relate to the ability of Parent or any of its Insurance Subsidiaries to pay dividends or otherwise restrict the conduct of business of Parent or any of its Insurance Subsidiaries in any material respect.  Except as required by Investment Advisory Laws of general applicability, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Asset Management Subsidiaries to which Parent or any Parent Asset Management Subsidiary is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by any Governmental Authority specifically with respect to Parent or, to the knowledge of Parent, any of the Parent Asset Management Subsidiaries, which limit the ability of Parent or any of the Parent Asset Management Subsidiaries to engage in the investment advisory businesses.

(b)        Since December 31, 2001, each “Investment Company” (as such term is defined in the 1940 Act) for which Parent or any Parent Asset Management Subsidiary provided investment advisory services that is sponsored by Parent or any Parent Asset Management Subsidiary and/or for which any of them act as a general partner, managing member or in a similar capacity (collectively, the “Proprietary Funds”) has made all required filings and registrations with Governmental Authorities in order to permit each of them to carry on its respective business as currently conducted, and such registrations are in full force and effect, except where the failure to have or make or keep in full force and effect any such registration would not reasonably be expected to have a Parent Material Adverse Effect.  Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Investment Company has engaged in its business in compliance, in all material respects, with Laws applicable to the conduct of such business.

(c)        None of Parent, the Parent Asset Management Subsidiaries or, to Parent’s knowledge, any person “associated” (as defined under the Advisers Act) with Parent or any of the Parent Asset Management Subsidiaries, has during the five years prior to the date hereof been convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the 1940 Act.

(d)        In addition to Insurance Laws and Investment Advisory Laws, Parent and each of its Subsidiaries is and has been in compliance with, and to the knowledge of Parent is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority (collectively with Insurance Laws and Investment Advisory Laws, and including applicable anti-money laundering laws, “Laws”),except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16.  Litigation.  Except as set forth in Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency, regulator or official, domestic, foreign or supranational (other than insurance claims litigation arising in the ordinary course for which adequate claims reserves have been established), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.17.  Insurance Matters.  (a) Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Parent Insurance Subsidiaries and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by Parent or any Parent Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(b)        All reinsurance treaties or agreements, including retrocessional agreements, to which Parent or any Parent Insurance Subsidiary is a party or under which Parent or any Parent Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any Parent Insurance Subsidiary, nor, to the knowledge of Parent, any other party to a reinsurance treaty, binder or other agreement to which Parent or any Parent Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof and, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.  Parent has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.  The Parent SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, Parent and/or the Parent Insurance Subsidiaries are entitled to take credit for reinsurance.

(c)        Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to Parent or any Parent Insurance Subsidiary since December 31, 2000, and all attachments, addenda, supplements and modifications thereto (the “Parent Actuarial Analyses”).  To the knowledge of Parent, the information and data furnished by Parent or any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects.  Furthermore, to the knowledge of Parent, each Parent Actuarial Analysis was based upon an accurate inventory of policies in force for Parent and the Parent Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

Section 4.18.  Liabilities and Reserves.  (a) The reserves carried on the Parent SAP Statements of each Parent Insurance Subsidiary were, as of the respective dates of such Parent SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile (or local equivalent) of such Parent Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Parent SAP Statements, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles and were established in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry.  Such reserves make a reasonable provision for loss and loss adjustment exposure liability in the aggregate to cover the total amount of all reasonably anticipated liabilities of Parent and the Parent Insurance Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Parent SAP Statements.  Parent has provided or made available to the Company copies of substantially all work papers used as the basis for establishing the reserves for Parent and the Parent Insurance Subsidiaries at December 31, 2001 and December 31, 2002, respectively.

(b)        Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of Parent, no claim or assessment is pending or threatened against any Parent Insurance Subsidiary which is peculiar or unique to such Parent Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, which, if determined adversely would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.19.  Advisory and Broker-Dealer Matters.

(a)        None of Parent or its Subsidiaries conducts business as a “futures commission merchant”, “commodity trading adviser”, or “commodity pool operator” as defined under the Commodity Exchange Act (the “CEA”) or by the Commodity Futures Trading Commission (the “CFTC”) ..

(b)        Except as listed in Section 4.19 of the Parent Disclosure Schedule, none of Parent or its Subsidiaries conducts business as a “broker”, “dealer” or “underwriter” as defined under 1933 Act, 1934 Act, the 1940 Act or the Advisers Act.

(c)        Except as listed on Section 4.19 of the Parent Disclosure Schedule, none of Parent or its Subsidiaries conducts business as an “investment adviser” as defined under the 1940 Act or the Advisers Act, nor is a “promoter” as defined under the 1940 Act of an Investment Company.

Section 4.20.  Finders’ Fees.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., copies of whose engagement agreements have been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisors.  Parent has received the opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., financial advisors to Parent, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view.

Section 4.22.  Taxes.

(a)        All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)        Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with SAP and GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c)        The federal income Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax Asset.

(e)        During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)         Parent and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any Law.

(g)        “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any Person or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of any Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any other Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).  “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

Section 4.23.  Employee Benefit Plans.  (a) Copies of any material Parent Employee Plan and any amendments thereto have been made available to the Company, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to the Company or will be made available to the Company as soon as reasonably practicable after the date hereof.

(b)        No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Parent Employee Plan subject to such Section 412, whether or not waived.  No “reportable event,” within the meaning of Section 4043 of ERISA, other than “reportable events” that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Parent Employee Plan.  Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries or the Company or any of its ERISA Affiliates after the Effective Time.

(c)        Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)        Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued.  Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan.  Except as set forth in Section 4.23(d) of the Parent Disclosure Schedule, each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, including but not limited to ERISA and the Code.  No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)        There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining Parent Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

(f)         There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(g)        Copies of any material Parent International Plan and any amendments thereto have been made available to the Company, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been made available to the Company or will be made available to the Company as soon as reasonably practicable after the date hereof.  Each Parent International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to qualified plans where such Parent International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.  Except as set forth in Section 4.23(g) of the Parent Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent International Plan that would increase materially the expense of maintaining Parent International Plans above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2002.  With respect to Employee Plans that would otherwise constitute Parent

International Plans but for the proviso in the definition of “International Plan,” Parent and its Subsidiaries have complied in all material respects with their respective obligations thereunder and the requirements prescribed by any and all applicable laws.

(h)        Except as set forth in Section 4.23(h) of the Parent Disclosure Schedule, no Parent Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of Parent or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of Parent or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

Section 4.24.  Labor Matters.  (a) Except as set forth in Section 4.24(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)        Parent and its Subsidiaries have complied with all applicable laws relating to the employment of its employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, payment and withholding of taxes, and continuation coverage with respect to group health plans, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.25.  Environmental Matters.  (a) Except as set forth in Parent SEC Documents filed prior to the date hereof or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii)           Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii)          other than with respect to policies written in connection with the insurance business for which claims reserves have been established, there are no liabilities of or relating to Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

(iv)          there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to the current or prior business of Parent or any of its Subsidiaries (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by Parent or any of its Subsidiaries that has not been delivered or made available to the Company prior to the date hereof.

(b)        For purposes of this Section 4.25, the terms “Parent” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

Section 4.26.  Intellectual Property.  (a) Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and to the knowledge of Parent, all patents and registered trademarks, trade names, service marks and copyrights owned by Parent and/or its Subsidiaries are valid and subsisting.

(b)        Except as disclosed in Parent SEC Documents filed prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)            Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”);

(ii)           no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Parent or any its Subsidiaries (the “Parent Intellectual Property Rights”), (II) any material trade secret owned by Parent or any of its Subsidiaries, or (III) to the knowledge of Parent, Third-Party Intellectual Property Rights licensed to Parent or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii)          to the knowledge of Parent, there are no valid grounds for any bona fide claims (I) to the effect that the sale or licensing of any product as now sold or licensed by Parent or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (II) against the use by Parent or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted; (III) challenging the ownership or validity of any Parent Intellectual Property Rights or other material trade secret owned by Parent; or (IV) challenging the license or right to use any Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

(iv)          to the knowledge of Parent, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any Person, including any employee or former employee of Parent or any of its Subsidiaries.

Section 4.27.  Material Contracts.  All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Documents (or to be filed as exhibits thereto) or in the Parent SAP Statements (or to be filed as exhibits thereto) are so described in the Parent SEC Documents or Parent SAP Statements (or filed as exhibits thereto) and are in full force and effect.  True and complete copies of all such material contracts have been delivered or have been made available by Parent to the Company.  Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or in default under any such contract except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of Parent or any of its Subsidiaries (or, after the consummation of the Merger, the Company or any of its Subsidiaries) to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries (or, after the consummation of the Merger, the Company or any of its Subsidiaries).

Section 4.28.  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.29.  Antitakeover Statutes and Rights Plans.  No shareholder rights plan, and no restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Sections 302A.671 and 302A.673 of the Minnesota Statutes) or restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of Parent is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby.

Section 4.30.  Financial Controls.  The management of Parent has (i) designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, regardless of whether the relevant Section herein refers to the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01.  Corporate Existence and Power.  (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Connecticut and the Company and its Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has heretofore delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

(b)        As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), properties, business, results of the operations or prospects of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the businesses in which the Company and its Subsidiaries operate in general and which do not have a materially disproportionate effect on the Company and its Subsidiaries, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby or (ii) a material impairment of the ability of the Company to consummate the transactions contemplated in this Agreement.

Section 5.02.  Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The only votes of the holders of any class or series of capital stock of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement are the affirmative vote of (A) the holders of the Company Common Stock representing a majority of the votes eligible to be cast by such holders, (B) the holders of the Company Class A Common Stock representing a majority of the votes eligible to be cast by such holders and (C) the holders of the Company Class B Common Stock representing a majority of the votes eligible to be cast by such holders, in each case approving the Merger and the Agreement (the “Company Shareholder Approval”).

(b)        At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.05) to recommend approval and adoption of this Agreement by its shareholders.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Connecticut and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the NYSE, (v) approvals or filings under Insurance Laws as set forth in Section 5.03 of the Company Disclosure Schedule (such actions and filings listed in clauses (i) through (v) above, the “Company Necessary Consents” and, together with the Parent Necessary Consents, the “Necessary Consents”) and (vi) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.04.  Non-Contravention.  Except as set forth in Section 5.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.05.  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Class A Common Stock; (ii) 1,500,000,000 shares of Company Class B Common Stock and (iii) 50,000,000 shares of preferred stock (of which 3,000,000 shares have been designated Series A Junior Participating Preferred Stock).  As of October 31, 2003, (i) 505,030,560 shares of Company Class A Common Stock were issued and outstanding; and (ii) 499,859,233 shares of Company Class B Common Stock were issued and outstanding.  As of September 30, 2003, (i) Company Stock Options to purchase an aggregate of 71,380,672.33 shares of Company Class A Common Stock (of which options to purchase an aggregate of 39,219,573.23 shares of Company Class A Common Stock were exercisable) were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; and (iii) 38,584,560 shares of Company Class A Common Stock were reserved for issuance upon conversion of Company Convertible Notes.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable.  No Company Subsidiary or Affiliate owns any shares of Company Common Stock.

(b)        Except as set forth in this Section 5.05 or in Section 5.05(b) of the Company Disclosure Schedule, the Company Rights and changes since September 30, 2003, resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”) other than the Company Convertible Notes.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All Significant Subsidiaries of the Company and their respective jurisdictions of formation are identified in the Company 10-K.

(b)        Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as set forth in Section 5.06(b) of the Company Disclosure Schedule there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 5.07.  Insurance Subsidiaries.  The Company conducts its insurance operations through the Subsidiaries listed in Section 5.07 of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”).  Section 5.07 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Insurance Subsidiary.  Except as set forth in Section 5.07 of the Company Disclosure Schedule, none of the Company

Insurance Subsidiaries is “commercially domiciled” in any other jurisdiction.  Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The business of each of the Company Insurance Subsidiaries has been and is being conducted in compliance with the terms of all of its licenses, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all of such licenses are in full force and effect, and (ii) there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license.  The Company has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.08.  SEC Filings.  (a) the Company has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to Parent (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 5.08(a) collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Company SEC Documents”.)

(b)        As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 5.09.  Company SAP Statements.  As used herein, the term “Company SAP Statements” means the annual statutory statements and, to the extent applicable, quarterly supplements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2000, 2001 and 2002 and the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, with any such statement filed subsequent to the date hereof.)  The Company has delivered or made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to domestic Company Insurance Subsidiaries that are Significant Subsidiaries.  Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company SAP Statements were and will be prepared in conformity with SAP consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of the Company or the applicable Company Insurance Subsidiary, as the case may be, and present the statutory financial position of such

Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended.  The Company SAP Statements complied, and will comply, in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body.  Except as indicated therein, all assets that are reflected on the Company SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the investments of insurance companies and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws.  The annual statutory balance sheets and income statements included in the Company SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation where required under applicable Insurance Laws, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto.  The Company has delivered or made available to Parent a list of all pending market conduct examinations relating to any domestic Company Insurance Subsidiary that is a Significant Subsidiary.

Section 5.10.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 5.11.  Information Supplied.  The information supplied by the Company for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment, at the time such post-effective amendment becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by the Company for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the shareholders of each of the Company and Parent, at the time of the Parent Shareholder Approval, at the time of the Company Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.12.  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and, except as set forth in Section 5.12 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date hereof, there has not been:

(a)        any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)        (i) any split, combination, subdivision or reclassification of any shares of capital stock of the Company or its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries (other than (A) dividends from its direct or indirect wholly owned Subsidiaries and (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.08 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates and in accordance with the Company’s past dividend policy), or (iii) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c)        any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d)        any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)        any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f)         any making of any material loan, advance or capital contributions to or investment in any Person by the Company or any of its Subsidiaries, other than (i) loans, advances or capital contributions to or investments in the Company’s wholly owned Subsidiaries or (ii) investment activities in the ordinary course of business consistent with past practices;

(g)        any damage, destruction or other casualty loss (whether or not covered by insurance) directly affecting the assets of the Company or any of its

Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(h)        any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i)         any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, or any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary, in each case except (i) as disclosed in the Company SEC Documents or (ii) for any such election or change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act or applicable SAP or the local equivalent in the applicable jurisdictions;

(j)         other than in the ordinary course of business consistent with past practices any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, employee or independent contractor of the Company or any of its Subsidiaries involving any payments in excess of $250,000, (ii) increase by more than $250,000 in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements, (iii) entering into of any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, employee or independent contractor of the Company or any of its Subsidiaries involving any payments in excess of $250,000, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director, employee or independent contractor of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, employee or independent contractor of the Company or any of its Subsidiaries;

(k)        any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l)         any change in the Company’s fiscal year or any material Tax election made, changed or revoked, or any method of tax accounting changed, in each case individually or in the aggregate having a material adverse impact on Taxes;

(m)       any material addition or any development that would be reasonably likely to result in a material addition to the Company’s consolidated reserves for future policy benefits or other policy claims and benefits prior to the date of this Agreement; or

(n)        any agreement or commitment to take any action referred to in Section 5.12(a) through Section 5.12(m).

Section 5.13.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a)        liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

(b)        insurance claims litigation arising in the ordinary course of business for which adequate claims reserves have been established, and

(c)        liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.14.  Compliance with Laws and Court Orders.  (a) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold.  In addition, (x) there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authorities that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authorities with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (y) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as required by Insurance Laws of general applicability and the insurance licenses maintained by the Company Insurance Subsidiaries, or disclosed on Section 5.14(a) of the Company Disclosure Schedule there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Authority specifically with respect to the Company or any of its Subsidiaries, which (A) limit the ability of the Company or any of its Insurance Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of its Insurance Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of its Insurance Subsidiaries, (D) in any manner impose any requirements on the Company or any of its Insurance Subsidiaries in respect of Risk Based Capital requirements that add to or otherwise modify the Risk Based Capital requirements imposed under applicable laws or (E) in any manner relate to the ability of the Company or any of its Insurance Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of its Insurance Subsidiaries in any material respect.

(b)        None of the Company, its Subsidiaries or, to the Company’s knowledge, any person “associated” (as defined under the Advisers Act) with the Company or any of the Company’s Subsidiaries, has during the five years prior to the date hereof been convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the 1940 Act.

(c)        In addition to Insurance Laws, the Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15.  Litigation.  Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency, regulator or official, domestic, foreign or supranational (other than insurance claims litigation arising in the ordinary course for which adequate claims reserves have been established), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.16.  Insurance Matters.  (a) Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(b)        All reinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.  The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.  The Company SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, the Company and/or the Company Insurance Subsidiaries are entitled to take credit for reinsurance.

(c)        Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 2000, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  To the knowledge of the Company, any information and data furnished by the Company or any Company Insurance Subsidiary to independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.  Furthermore, to the knowledge of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

Section 5.17.  Liabilities and Reserves.  (a) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile (or local equivalent) of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles and were established in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry.  Such reserves make a reasonable provision for loss and loss adjustment exposure liability in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and the Company Insurance Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements.  The Company has provided or made available to Parent copies of substantially all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 2001 and December 31, 2002, respectively.

(b)        Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, which, if determined adversely would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.18.  Advisory and Broker-Dealer Matters.  (a) None of the Company or its Subsidiaries conducts business as a “futures commission merchant”, “commodity trading adviser”, or “commodity pool operator” as defined under the CEA or by the CFTC.

(b)        None of the Company or its Subsidiaries conducts business as a “broker”, “dealer” or “underwriter” as defined under the 1933 Act, 1934 Act, the 1940 Act or Advisers.

(c)        None of the Company or its Subsidiaries conducts business as an “investment adviser” as defined under the 1940 Act or the Advisers Act, nor is a “promoter” as defined under the 1940 Act of an Investment Company.

Section 5.19.  Finders’ Fees.  Except for Citigroup Global Markets Inc. and Lehman Brothers Inc., copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.20.  Opinions of Financial Advisors.  The Board of Directors of the Company has received the opinion of each of Citigroup Global Markets Inc. and Lehman Brothers Inc., financial advisors to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 5.21.  Taxes.  Except as set forth in Section 5.21 of the Company Disclosure Schedule:

(a)        All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax

Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)        The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with SAP and GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)        The federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d)        There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax Asset.

(e)        During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)         The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any Law.

Section 5.22.  Employee Benefit Plans.  (a) Copies of any material Company Employee Plan and any amendments thereto have been made available to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to Parent or will be made available to Parent as soon as reasonably practicable after the date hereof.

(b)        No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan subject to such Section 412, whether or not waived.  No “reportable event,” within the meaning of Section 4043 of ERISA, other than “reportable events” that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Company Employee Plan.  Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

(c)        Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any Multiemployer Plan.

(d)        Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan.  Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, including but not limited to ERISA and the Code.  No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining Company Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

(f)         There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)        Copies of any material Company International Plan and any amendments thereto have been made available to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been made available to Parent or will be made available to Parent as soon as reasonably practicable after the date hereof.  Each Company International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company International Plan that would increase materially the expense of maintaining Company International Plans above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2002.  With respect to Employee Plans that would otherwise constitute Company International Plans but for the proviso in the definition of “International Plan,” the Company and its Subsidiaries have complied in all material respects with their respective obligations thereunder and the requirements prescribed by any and all applicable laws.

(h)        Except as set forth in Section 5.22(h) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of the Company or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

Section 5.23.  Labor Matters.  (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a mass layoff; or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)        The Company and its Subsidiaries have complied with all applicable laws relating to the employment of its employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, payment and withholding of taxes, and continuation coverage with respect to group health plans, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.24.  Environmental Matters.  (a) Except as set forth in the Company SEC Documents filed prior to the date hereof or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii)           the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii)          other than with respect to policies written in connection with the insurance business for which claims reserves have been established, there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

(iv)          there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date hereof.

(b)        For purposes of this Section 5.24, the terms “the Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.25.  Intellectual Property.  (a) the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

(b)        Except as disclosed in the Company SEC Documents filed prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property Rights;

(ii)           no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the “Company Intellectual Property Rights”), (II) any material trade secret owned by the Company or any of its Subsidiaries, or (III) to the knowledge of Parent, Third-Party Intellectual Property Rights licensed to Parent or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii)          to the knowledge of the Company, there are no valid grounds for any bona fide claims (I) to the effect that the sale or licensing of any product as now sold or licensed by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (II) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership or validity of any of the Company Intellectual Property Rights or other material trade secret owned by the Company; or (IV) challenging the license or right to use any Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

(iv)          to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any Person, including any employee or former employee of the Company or any of its Subsidiaries.

Section 5.26.  Material Contracts.  All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents (or to be filed as exhibits thereto) or in the Company SAP Statements (or to be filed as exhibits thereto) are so described in the Company SEC Documents or the Company SAP Statements (or filed as exhibits thereto) and are in full force and effect.  True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries) to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries).

Section 5.27.  Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.28.  Antitakeover Statutes and Rights Plans.  (a) No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Sections 33-841 and 33-844 of the CBCA) or restrictive provision of any applicable anti-takeover provision in the charter or bylaws of the Company is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby.

(b)        the Company has taken all actions necessary to render the rights (the “Company Rights”) issued pursuant to the terms of the Rights Agreement dated March 21, 2002 between the Company and EquiServe Trust Company, N.A., as rights agent (the “Company Rights Agreement”), inapplicable to this Agreement and to the transactions contemplated hereby.

Section 5.29.  Financial Controls.  The management of the Company has (i) designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

ARTICLE 6
INTERIM OPERATIONS COVENANTS

Section 6.01.  Interim Operations of Parent.  From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that the Company shall otherwise agree in writing, (ii) as expressly contemplated in this Agreement or (iii) as set forth in Section 6.01 of the Parent Disclosure Schedule, from the date hereof until the Effective Time:

(a)        Parent shall not adopt or propose any change to its articles of incorporation or bylaws;

(b)        Parent shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Subsidiaries (other than a liquidation or dissolution of a wholly owned Subsidiary of Parent (or of Nuveen) or a merger or consolidation between wholly owned Subsidiaries of Parent (or of Nuveen) or of any wholly owned Subsidiary into Parent or of any wholly owned Subsidiary of Nuveen into Nuveen);

(c)        Parent shall not, and shall not permit any of its Subsidiaries to make any equity investment in or acquisition of any Person or any amount of assets material to Parent and its Subsidiaries on a consolidated basis, except for (i) capital expenditures permitted by Section 6.01(h), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of Parent or (iii) investment activities in the ordinary course of business consistent with past practices; provided that the consent of the Company with respect to any action otherwise prohibited by this Section 6.01(c) shall not be unreasonably withheld or delayed;

(d)        Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to Parent and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) pursuant to existing contracts or commitments; provided that the consent of the Company with respect to any action otherwise prohibited by this Section 6.01(d) shall not be unreasonably withheld or delayed;

(e)        Parent shall not, and shall not permit any of its Subsidiaries to, (i) split, combine, subdivide or reclassify any shares of capital stock of Parent or its Subsidiaries or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends from its direct or indirect wholly owned Subsidiaries or by Nuveen, (B) regular quarterly cash dividends paid by Parent on the Parent Common Stock not in excess of $0.29 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), with usual record and payment dates and in accordance with Parent’s past dividend policy, (C) one or more special dividends by Parent on the Parent Common Stock of cash or obligations to pay cash in an aggregate amount consistent with Section 7.13, (D) required dividends on the Parent Preferred Stock or (E) required distributions on the Parent Trust Securities or on the Parent Equity Units);

(f)         Parent shall not, and shall not permit any of its Subsidiaries to, (x) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or its Subsidiaries (other than (i) (A) issuances pursuant to the exercise of the Parent Convertible Notes, (B) issuances pursuant to the terms of the Parent Equity Units or (C) issuances pursuant to stock options or stock-based awards granted pursuant to a Parent Stock Plan or an equity compensation plan of Nuveen and outstanding on the date hereof or granted pursuant to clause (ii)

below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Parent Stock Plan as in effect on the date hereof (provided, however, that any such stock option shall be granted in accordance with Section 6.01(s)) or granted pursuant to the terms of any equity compensation plan of Nuveen, or (iii) issuances by any Subsidiary of Parent to Parent or to any wholly owned subsidiary of Parent) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Parent or of any Subsidiary of Parent;

(g)        Parent shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Parent’s capital stock (other than in the ordinary course of business on behalf of or as fiduciary for third parties);

(h)        Parent shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to Parent and its Subsidiaries on a consolidated basis, except in the ordinary course of business consistent with past practices;

(i)         Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities (other than issuances of commercial paper, or borrowings under the Nuveen Credit Facilities, in the ordinary course of business consistent with past practices); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (A) in the ordinary course of business consistent with past practices or (B) for obligations of the wholly owned Subsidiaries of Parent; (iii) make any loans or advances to or debt investments in any other Person, other than (x) loans or advances to or debt investments in Parent’s wholly owned subsidiaries or Nuveen, (y) investment activities in the ordinary course of business consistent with past practices or (z) agency loans in the ordinary course of business consistent with past practices; (iv) pledge or otherwise encumber shares of capital stock of Parent or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practices;

(j)         except as may be required by law or by existing agreements or arrangements, Parent shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Parent Employee Plan or Parent International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance, (ii) arrangements for newly hired individuals that are consistent with existing policies and practices or (iii) increases of not more than $250,000 in the aggregate for any individual;

(k)        except as otherwise expressly provided for herein, Parent shall not, and shall not permit any of its Subsidiaries to, enter into any material contract, agreement, commitment or transactions, other than in the ordinary course of business consistent with past practices;

(l)         Parent shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect Parent or any of its Subsidiaries (or, following completion of the Merger, the Company or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area;

(m)       Parent shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy (i) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (A) in the ordinary course of business for amounts not in excess of $100,000,000 in the aggregate (or, if in excess of $100,000,000 in the aggregate, with the consent of the Company, such consent not to be unreasonably withheld or delayed) or (B) pursuant to existing contractual obligations or (ii) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $100,000,000 (or, if in excess of $100,000,000, with the consent of the Company, such consent not to be unreasonably withheld or delayed);

(n)        Parent shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of accounting if such change would have a material adverse impact on Taxes or change its fiscal year;

(o)        Parent shall not, and shall not permit any of its Subsidiaries to, enter into any new reinsurance transaction as ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which materially changes the existing reinsurance profile of Parent and its Subsidiaries on a consolidated basis outside of the ordinary course of business;

(p)        Parent shall not, and shall not permit any of its Subsidiaries to, alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or applicable SAP or the local equivalent in the applicable jurisdictions;

(q)        Parent shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action

(including any action otherwise permitted by this Section 6.01) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(r)         Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Parent hereunder inaccurate at, or as of any time prior to the Effective Time, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 8 not being satisfied;

(s)        Parent shall not, and shall not permit any of its Subsidiaries to,  grant (i) any initial stock options with any option reload features and (ii) except as may be required by law or by existing agreements or arrangements or is consistent with past practices, any reloaded stock options with any further option reload features; and

(t)         Parent shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing;

provided, however, that Parent’s obligations pursuant to this Section 6.01 with respect to Nuveen shall be limited to Parent’s reasonable best efforts.

Section 6.02.  Interim Operations of the Company.  From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent Parent shall otherwise consent in writing, (ii) as expressly contemplated in this Agreement or (iii) as set forth in Section 6.02 of the Company Disclosure Schedule, from the date hereof until the Effective Time:

(a)        the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

(b)        the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries (other than a liquidation or dissolution of a wholly owned Subsidiary of the Company or a merger or consolidation between wholly owned Subsidiaries of the Company or of any wholly owned Subsidiary into the Company);

(c)        the Company shall not, and shall not permit any of its Subsidiaries to make any equity investment in or acquisition of any Person or any amount of assets material to the Company and its Subsidiaries on a consolidated basis, except for (i) capital expenditures permitted by Section 6.02(h), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of the Company or (iii) investment activities in the ordinary course of business consistent with past practices; provided that the consent of Parent with respect to any action otherwise prohibited by this Section 6.02(c) shall not be unreasonably withheld or delayed;

(d)        the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to the Company and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) pursuant to existing contracts or commitments; provided that the consent of Parent with respect to any action otherwise prohibited by this Section 6.02(d) shall not be unreasonably withheld or delayed);

(e)        the Company shall not, and shall not permit any of its Subsidiaries to, (i) split, combine, subdivide or reclassify any shares of capital stock of the Company or its Subsidiaries or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends from its direct or indirect wholly owned Subsidiaries and (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.08 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates and in accordance with the Company’s past dividend policy);

(f)         the Company shall not, and shall not permit any of its Subsidiaries to, (x) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries (other than (i) issuances pursuant to the exercise of the Company Convertible Notes or issuances pursuant to stock options or stock-based awards granted pursuant to a Company Stock Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to a Company Stock Plan as in effect on the date hereof (provided, however, that any such stock option shall be granted in accordance with Section 6.02(s)), or (iii) issuances by any Subsidiary of the Company to the Company or to any wholly owned subsidiary of the Company) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of the Company or of any Subsidiary of the Company;

(g)        the Company shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s capital stock (other than in the ordinary course of business on behalf of or as fiduciary for third parties);

(h)        the Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to the Company and its Subsidiaries on a consolidated basis, except in the ordinary course of business consistent with past practices;

(i)         the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities (other than issuances of commercial paper in the ordinary course of business consistent with past practices); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (A) in the ordinary course of business consistent with past practices or (B) for obligations of the wholly owned Subsidiaries of the Company; (iii) make any loans or advances to or debt investments in any other Person, other than (x) loans, advances or debt investments in the Company’ wholly owned subsidiaries, (y) investment activities in the ordinary course of business consistent with past practices or (z) agency loans in the ordinary course of business consistent with past practices; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practices;

(j)         except as may be required by law or by existing agreements or arrangements, the Company shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Company Employee Plan or Company International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance, (ii) arrangements for newly hired individuals that are consistent with existing policies and practices or (iii) increases of not more than $250,000 in the aggregate for any individual;

(k)        except as otherwise provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any material contract,

agreement, commitment or transactions, other than in the ordinary course of business consistent with past practices;

(l)         the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, following completion of the Merger, Parent or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area;

(m)       the Company shall not, and shall not permit any of its Subsidiaries to pay, discharge, settle or satisfy (i) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (A) in the ordinary course of business for amounts not in excess of $100,000,000 in the aggregate (or, if in excess of $100,000,000 in the aggregate, with the consent of Parent, such consent not to be unreasonably withheld or delayed) or (B) pursuant to existing contractual obligations or (ii) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $100,000,000 (or, if in excess of $100,000,000, with the consent of Parent, such consent not to be unreasonably withheld or delayed);

(n)        the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of accounting if such change would have a material adverse impact on Taxes or change its fiscal year;

(o)        the Company shall not, and shall not permit any of its Subsidiaries to, enter into any new reinsurance transaction or ceding insurer (x) which does not contain market cancellation, termination and commutation provisions or (y) which materially changes the existing reinsurance profile of the Company and its Subsidiaries on a consolidated basis outside of the ordinary course of business;

(p)        the Company shall not, and shall not permit any of its Subsidiaries to, alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or applicable SAP or the local equivalent in the applicable jurisdictions;

(q)        the Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.02) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(r)         the Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of the Company hereunder inaccurate at, or as of any time prior to the Effective Time, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 8 not being satisfied;

(s)        The Company shall not, and shall not permit any of its Subsidiaries to, grant (i) any initial stock options with any option reload features and (ii) except as may be required by law or by existing agreements or arrangements or is consistent with past practices, any reloaded stock options with any further option reload features; and

(t)         the Company shall not, and shall not permit any of its Subsidiaries, to authorize or enter into an agreement to do any of the foregoing.

Section 6.03.  Control of Other Party’s Business.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations in each case prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.01.  Preparation of Proxy Statement; Shareholders’ Meetings.  (a) As promptly as practicable following the date hereof, the parties hereto shall prepare and file with the SEC the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included).  Each of Parent and the Company shall use its best efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Parent and the Company shall make all other necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.  Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement or Registration Statement received from the SEC.  No amendment or supplement to the Joint Proxy

Statement or the Registration Statement (including incorporation by reference) shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.  Parent will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s shareholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act.  Each of Parent and the Company will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement.  If, at any time prior to the Effective Time, any information relating to Parent and the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent and the Company.

(b)        The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Company Shareholder Approval and, subject to Section 7.05(b), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger (and all related proposals) by the shareholders of the Company.  In connection with such meeting, and subject to Section 7.05(b), the Company shall use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and shall otherwise comply with all legal requirements applicable to such meeting.

(c)        Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting” and, together with the Company Shareholder Meeting, the “Shareholder Meetings”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Parent Shareholder Approval and, subject to Section 7.05(b), the Board of Directors of

Parent shall recommend approval of the matters constituting the Parent Shareholder Approval (and all related proposals) by the shareholders of Parent.  In connection with such meeting, and subject to Section 7.05(b), Parent shall use its best efforts to obtain the Parent Shareholder Approval and shall otherwise comply with all legal requirements applicable to such meeting.

Section 7.02.  Parent Organizational Documents; Governance Matters; Headquarters.

(a)        Subject to the receipt of the Parent Shareholder Approval, Parent shall take all actions necessary to cause (i) the articles of incorporation of Parent at the Effective Time to be in the form of either (A) Exhibit A-1, if both the Parent Shareholder Transaction Approval and the Parent Shareholder Charter Approval is obtained at the Parent Shareholder Meeting or (B) Exhibit A-2, if the Parent Shareholder Transaction Approval is obtained at the Parent Shareholder Meeting but the Parent Shareholder Charter Approval is not so obtained and (ii) the bylaws of Parent at the Effective Time to be in the form of Exhibit B.

(b)        Parent and the Company shall take all actions necessary so that at the Effective Time: (i) the Parent Board of Directors shall initially consist of twenty-three (23) directors, 11 of whom initially shall be then-existing Parent directors designated by Parent and 12 of whom initially shall be then-existing Company directors designated by the Company; (ii) the Parent Board of Directors shall have standing executive, audit, governance, investment and capital markets, nomination and compensation, and risk committees, each comprised of an equal number of then-existing Parent directors designated by Parent and then-existing Company directors designated by the Company as set forth in Section 7.02(c) of the Parent Disclosure Schedule and of the Company Disclosure Schedule; (iii) Robert I. Lipp, if available, shall be appointed Chairman of the Parent Board of Directors, which position shall be an executive officer position, and (iv) Jay S. Fishman, if available, shall be appointed Chief Executive Officer of Parent.

(c)        The senior officers and managers of Parent at the Effective Time shall be as specified in Section 7.02(c) of the Parent Disclosure Schedule and of the Company Disclosure Schedule and shall have such duties as are specified in such Schedule, and all other officers of Parent at the Effective Time shall be appointed by Parent following their designation by the Chief Executive Officer of Parent in consultation with the Chairman of the Parent Board of Directors.

(d)        At the Effective Time, Parent’s headquarters shall be located in St. Paul, Minnesota.

(e)        Parent shall take all actions necessary to assume, effective as of the Effective Time, and to agree to perform the Amended and Restated Employment

Agreement between the Company and Robert I. Lipp, as set forth in Section 7.02(e) of the Company Disclosure Schedule.

Section 7.03.  Access to Information.  Upon reasonable notice, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of Parent and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities Laws, Insurance Laws or the HSR Act, as applicable (other than documents that such party hereto is not permitted to disclose under applicable Law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Authority applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such party advises that such information should not be disclosed in order to ensure compliance with applicable Law, (iii) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third party.  Subject to Section 7.15, the parties hereto shall hold any information obtained pursuant to this Section 7.03 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated June 6, 2003, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect.  Any investigation by either Parent or the Company shall not affect the representations and warranties of the other party.

Section 7.04.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Parent Necessary Consents or Company Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any

Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (B) appropriate filings under the Insurance Laws of the jurisdictions set forth in Section 4.03 of the Parent Disclosure Schedule and of the jurisdictions set forth in Section 5.03 of the Company Disclosure Schedule, and (C) all other necessary filings with other Governmental Authorities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such Laws or by such Governmental Authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such Governmental Authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation, in any such case, that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, in each case after giving effect to the Merger, or to materially impair the benefits to Parent and the Company expected, as of the date hereof, to be realized from consummation of the Merger, and neither Parent nor the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

(b)        Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.04(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable Law, permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, and (v) to the extent such party has not been advised by its counsel that such information should not be disclosed in order to ensure compliance with applicable Law, give the other party the opportunity to attend and participate in such meetings and conferences referred to in clause (iv) above.

(c)        In furtherance and not in limitation of the covenants of the parties contained in Section 7.04 and Section 7.04(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to Section 7.04, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d)        Each party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(e)        To the extent determined in good faith by Parent and the Company to be required by applicable Law, Parent shall, and shall cause its Subsidiaries to,

use their reasonable best efforts to (i) as of the Effective Time, cease to manage, or otherwise to be deemed a “fiduciary” (within the meaning of Section 406 of ERISA) with respect to, any and all assets of any Third Parties to which Parent or any of its Subsidiaries provides investment advisory, administration, brokerage, trust, other fiduciary or distribution services on the date hereof pursuant to an advisory contract (each, a “Client”) that are (x) subject to ERISA and (y) invested as of the date hereof, in equity and/or debt securities of the Company or its ERISA Affiliates, and (ii) not later than such time as is determined in good faith by Parent and the Company to be required under applicable Law, cause all other accounts of Clients that hold equity and/or debt securities of Parent or any of its Affiliates to dispose of such securities (including without limitation Clients that are Registered Investment Companies).

(f)         To the extent determined in good faith by Parent and the Company to be required by applicable Law, Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (i) as of the Effective Time, cease to manage, or otherwise to be deemed a “fiduciary” (within the meaning of Section 406 of ERISA) with respect to, any and all assets of any Clients that are (x) subject to ERISA and (y) invested as of the date hereof, in equity and/or debt securities of the Parent or its ERISA Affiliates, and (ii) not later than such time as is determined in good faith by Parent and the Company to be required under applicable Law, cause all other accounts of Clients that hold equity and/or debt securities of Parent or any of its Affiliates to dispose of such securities.

Section 7.05.  Acquisition Proposals.  (a) Each of Parent and the Company (the “Applicable Party”) agrees that it will not, and it will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors of it and its Subsidiaries not to, prior to the termination of this Agreement, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to it or any of its Subsidiaries or afford access to the business, properties, assets, books or records of it or any of its Subsidiaries, or otherwise cooperate in any way with or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of its equity securities or any class of equity securities of its Subsidiaries or (v) enter into any agreement, understanding or commitment with respect to an Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30%

or more of the consolidated assets of the Applicable Party and its Subsidiaries or 30% or more of any class of equity or voting securities of the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 30% or more of any class of equity or voting securities of the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party, (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to the other party of the transactions contemplated hereby.

(b)        Notwithstanding the foregoing, the Board of Directors of the Applicable Party, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Applicable Party’s compliance with Section 7.05, has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of the Applicable Party has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Applicable Party or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (a copy of which shall be provided for informational purposes only to the other party) having provisions that are no less favorable to the Applicable Party than those contained in the Confidentiality Agreement, (iii) following receipt of such a bona fide unsolicited Acquisition Proposal that the Board of Directors of the Applicable Party has determined, in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, is a Superior Proposal, fail to make, withdraw, or modify in a manner adverse to the other party its recommendation to its shareholders referred to in Section 7.01 hereof including in connection with the applicable Shareholder Meeting referred to therein (any such action, a “Change in Recommendation”), and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Applicable Party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law.  Nothing contained herein shall prevent the Board of Directors of Parent or the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal to the extent applicable; provided that neither such Board of Directors shall recommend that their shareholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, that such tender or exchange offer is a Superior Proposal.

(c)        The Board of Directors of an Applicable Party shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Applicable Party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action, and the Applicable Party shall continue to advise the other party after taking such action; provided that, in the case of an action referred to in clause (iii) of the preceding subsection, the Applicable Party shall have delivered written notice to the other party at least ten Business Days in advance of taking such action (unless at the time such notice is otherwise required to be given there are fewer than ten Business Days prior to the Applicable Party’s Shareholder Meeting or the ten-Business-Day period would make impractical compliance with Rule 14e-2(a) or Rule 14d-9, in which case the Applicable Party shall provide as much notice in advance of the Applicable Party’s shareholder meeting or the filing of a Schedule 14D-9, as applicable, as is reasonably practicable) and during such interim period it shall have negotiated, and shall have caused its financial and legal advisors to negotiate, with the other party in good faith to make such adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal.  In addition, the Applicable Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by the Applicable Party (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for non-public information relating to the Applicable Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Applicable Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Applicable Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Applicable Party shall promptly provide the other party with any non-public information concerning the Applicable Party’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to the other party.  The Applicable Party shall keep the other party fully informed, on a prompt basis (but in no event later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request.  The Applicable Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Applicable Party and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition

Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Applicable Party that was furnished by or on behalf of the Applicable Party to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for shares of capital stock of the Applicable Party representing at least a majority of the outstanding voting power of the Applicable Party on terms that the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, Tax treatment, regulatory aspects and conditions to consummation, are more favorable to all the Applicable Party’s shareholders, from a financial point of view, than the transactions contemplated by this Agreement (including the terms, if any, proposed by the other party to amend or modify the terms of the transactions contemplated by this Agreement) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Applicable Party.

(d)        Nothing in this Section 7.05 shall (x) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 9) or (y) affect or limit any other obligation of Parent or the Company under this Agreement (including the provisions of Section 7.01).  Except as required by law or its certificate or articles of incorporation or bylaws, neither Parent nor the Company shall submit any Acquisition Proposal other than the Merger and the transactions contemplated by this Agreement to a vote of its shareholders prior to termination of this Agreement.

Section 7.06.  Directors’ and Officers’ Indemnification and Insurance.  (a) Following the Effective Time, Parent and the Surviving Corporation shall, to the extent permitted by law, (i) jointly and severally indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company (provided that Parent (or any successor thereto) may substitute therefor one or more policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance if the Board of Directors of Parent as constituted after the Effective Time shall have so determined; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with at least the greatest coverage available for a cost not exceeding such amount.  Notwithstanding any foregoing provision to the contrary, the treatment of past and present directors, officers and employees of the Company and its Subsidiaries with respect to elimination of  liability, indemnification, advancement of expenses and liability insurance under this Section 7.06 shall be, in the aggregate, no less advantageous to the intended beneficiaries thereof than the corresponding treatment of the past and present directors, officers and employees of Parent and its Subsidiaries under Section 7.06(b).

(b)        The obligations of Parent and the Surviving Corporation under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.06 applies shall be third-party beneficiaries of this Section 7.06).

Section 7.07.  Employee Benefits.  (a) From and after the Effective Time, the Company Employee Plans and Company International Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former employees of the Company and its Subsidiaries (the “Company Employees”) covered by such plans at the Effective Time, until such time as Parent and the Company shall otherwise determine, subject to applicable laws and the terms of such plans.  Parent and the Company shall cooperate in reviewing, evaluating and analyzing the Parent Employee Plans, the Parent International Plans, the Company Employee Plans and the Company International Plans (collectively, the “Existing Plans”) with a view towards developing appropriate Employee Plans for all employees of Parent, the Company and their respective Subsidiaries; provided that the Employee Plans of Parent and its Subsidiaries shall be maintained substantially as in effect immediately prior to the Effective Time through the end of the 2004 plan year for such Employee Plan, or if such Employee Plan has no plan year, December 31, 2004.  It is the intention of Parent and the Company, to the extent permitted by applicable laws, for Parent and the Company to develop Employee Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, line of business, tenure, qualifications and abilities and (ii) do not discriminate between employees who were covered by Parent Employee Plans or Parent International Plans, on the one hand, and employees covered by Company Employee Plans or Company International Plans on the other, at the Effective Time.  Nothing herein shall prohibit any changes to the Existing Plans that may be (x) required by applicable laws (including any applicable qualification requirements of Section 401(a) of the Code), (y) necessary as a technical matter to reflect the transactions contemplated hereby or (z) required for Parent to provide for or permit investment in its securities.  Subject to the proviso contained in the second sentence of this Section 7.07(a), nothing in this Section 7.07 shall be interpreted as preventing Parent or the Company from amending, modifying or terminating any Existing Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and applicable laws.

(b)        With respect to any Employee Plan in which any Company Employee first becomes eligible to participate on or after the Effective Time, and in which such Company Employee did not participate prior to the Effective Time (a “New Plan”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employee and his or her eligible dependents under such New Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Employee Plan or Company International Plan; (ii) provide such Company Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan under an analogous Company Employee Plan or Company International Plan (to the same extent that such credit was given under such Company Employee Plan) in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such New Plan; and (iii) recognize all service of such Company Employee with the Company, and its Subsidiaries and predecessors, for all purposes (except with respect to any defined benefit pension plan, benefit accrual) in such New Plan, to the extent that such service was recognized for such purpose under the analogous Company Employee Plan or Company International Plan; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits.

(c)        The provisions in any Company Employee Plan or Company International Plan providing for the issuance, transfer or grant of any capital stock of the Company (including any stock-based compensation awards) shall be amended, effective as of the Effective Time, to provide for the issuance, transfer or grant of capital stock of Parent, and each of Parent and the Company shall ensure that, following the Effective Time, no holder of a Company Stock Option or Company Stock-Based Award or any participant in any Company Employee Plan or Company International Plan shall have any right thereunder to acquire any capital stock (including any stock-based compensation awards) of the Company.

(d)        Prior to the Effective Time, Parent and the Company shall take or cause to be taken all actions necessary to amend any benefit equalization trust, rabbi trust, voluntary employees’ benefits association or similar funding vehicle and any related Parent Employee Plan or Parent International Plan or a Company Employee Plan or Company International Plan, as the case may be, effective prior to or as of the Effective Time, such that the transactions contemplated by this Agreement (whether alone or in connection with other events) will not result in the acceleration, increase or provision of any rights or benefits to any current or former director, employee or independent contractor under such funding vehicle, including any additional funding obligation thereunder.

Section 7.08.  Public Announcements.  Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement in accordance with the provisions of Section 7.01, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.09.  Listing of Shares of Parent Common Stock.  Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Parent Stock Options (following the Merger) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.10.  Rights Agreements.  The Board of Directors of the Company has taken all action to the extent necessary (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.  Except in connection with the foregoing sentence and to effect its obligations under this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

Section 7.11.  Affiliates.  Promptly following the date of mailing of the Joint Proxy Statement, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for the Company Shareholder Approval, “affiliates” of Company for purposes of Rule 145 under the 1933 Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof.  The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Parent not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

Section 7.12.  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 2 or Article 3 by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 7.13.  Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Company Common Stock shall not receive two dividend distributions, or fail to receive one full dividend distribution, for any single calendar quarter, including the quarter in which the Effective Time occurs, with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger; provided that notwithstanding anything in the foregoing to the contrary, it is the intention of the parties that Parent will declare to the holders of Parent Common Stock as of a record date or dates prior to the Effective Time and pay one or more special dividends of cash or obligations to pay cash in an amount sufficient to result in such holders receiving in respect of their Parent Common Stock aggregate dividends with record dates during 2004 of $1.16 per share (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), assuming that dividends declared by Parent after the Effective Time with record dates in 2004 will be paid at the quarterly rate of $0.22 (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock) per share of Parent Common Stock.

Section 7.14.  Company Convertible Securities.  Parent and the Company shall use all reasonable efforts to enter into a supplemental indenture prior to the Effective Time with the trustee under the Company Indenture, to provide that from and after the Effective Time (i) the Company Convertible Notes will be convertible only into the Merger Consideration payable to holders of shares of Company Common Stock in the Merger and (ii) Parent will become a joint obligor, together with the Company, with respect to the Company Convertible Notes.

Section 7.15.  Limited Disclosure Authorization.  Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, each of the parties (and each employee, representative or other agent of each of the parties) may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information); provided that any such information relating to the tax treatment or tax structure shall be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.  Moreover, notwithstanding any other provision of this Agreement or the Confidentiality Agreement, there shall be no limitation on each of the parties’ ability to consult any tax advisor, whether or not independent from such party or its Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 7.16.  Tax Treatment.  Prior to and at the Effective Time, each party hereto shall use its best efforts (including by delivering customary representations required by each party’s counsel to render its opinion described in Sections 8.02(c) and 8.03(c)) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify.

ARTICLE 8
CONDITIONS PRECEDENT

Section 8.01.  Conditions to Each Party’s Obligations to Effect the Merger.  The obligations of each party hereto to effect the Merger are subject to the satisfaction of the following conditions:

(a)        (i) Parent shall have obtained the Parent Shareholder Transaction Approval and (ii) the Company shall have obtained the Company Shareholder Approval;

(b)        no material provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c)        any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d)        the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)        the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options (following the Merger) shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f)         other than the filing of the Merger Certificate as provided in Article 2, all Necessary Consents shall have been taken, made or obtained and there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority which imposes any condition or restriction upon Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation) which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Parent.

Section 8.02.  Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)        (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and (iii) the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to the foregoing effect;

(b)        There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a Parent Material Adverse Effect; and

(c)        the Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, a written opinion dated the Effective Time to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of the Company and Parent.

Section 8.03.  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)        (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or the Company Material Adverse Effect or any similar standard or qualification, shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the foregoing effect;

(b)        there shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in an the Company Material Adverse Effect; and

(c)        Parent shall have received from Davis Polk & Wardwell, counsel to Parent, a written opinion dated the Effective Time to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of the Company and Parent.

ARTICLE 9
TERMINATION

Section 9.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Agreement and the transactions contemplated hereby by the shareholders of Parent, Merger Sub or the Company):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if the Merger shall not have been consummated on or before November 30, 2004 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such date;

(c)        by either the Company or Parent, if the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting (or any adjournment or postponement thereof);

(d)        by either the Company or Parent, if the Parent Shareholder Transaction Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Shareholder Meeting (or any adjournment or postponement thereof);

(e)        by the Company, if (i) Parent has made a Change in Recommendation or (ii) Parent shall have willfully and materially breached its obligations under Section 7.01 or Section 7.05; or

(f)         by Parent, if (i) the Company has made a Change in Recommendation or (ii) the Company shall have willfully and materially breached its obligations under Section 7.01 or Section 7.05.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, except as otherwise provided in this Section 9.02 this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful or intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 9.02 and Sections 10.04, 10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10
MISCELLANEOUS

Section 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, to:

The St. Paul Companies, Inc. 385 Washington Street Saint Paul, MN 55102 Attention: John A. MacColl Facsimile No.: (651) 310-7911 E-mail: john.maccoll@stpaul.com with a copy to:

Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017
Attention:	John R. Ettinger
John H. Butler
Facsimile No.: (212) 450-3800
E-mail:	ettinger@dpw.com
john.butler@dpw.com

if to the Company, to:

Travelers Property Casualty Corp. One Tower Square Hartford, CT 06183 Attention: James Michener Facsimile No.: (860) 277-8123 E-mail: jmichene@travelers.com with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954
Attention:	Philip T. Ruegger III
Alan D. Schnitzer
Facsimile No.: (212) 455-2502 E-mail: pruegger@stblaw.com E-mail: aschnitzer@stblaw.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02.  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.06, 9.02, 10.04, 10.06, 10.07 and 10.08.

Section 10.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the shareholders of Parent or the Company, no such amendment or waiver may be made or given that requires the approval of the shareholders of Parent or the Company, respectively unless such required approval is obtained.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04.  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that each of the Company and Parent shall pay 50% of (i) any fees and expenses (other than attorneys’ and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement and (ii) fees and expenses incurred in connection with any consultants that the Company and Parent shall have agreed to retain to assist in obtaining the required approvals and clearances under applicable Laws.

(b)        If (I) this Agreement is terminated pursuant to Section 9.01(b), (II) after the date hereof and prior to such termination a bona fide Acquisition Proposal with respect to the Company was made or renewed and not publicly withdrawn at least 20 days prior to such termination and (III) within 18 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into, the Company shall pay to Parent a termination fee of $300,000,000 in cash (the “Company Termination Fee”).

(c)        If (I) this Agreement is terminated pursuant to Section 9.01(b), (II) after the date hereof and prior to such termination a bona fide Acquisition Proposal with respect to Parent was made or renewed and not publicly withdrawn at least 20 days prior to such termination and (III) within 18 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into, Parent shall pay to the Company a termination fee of $300,000,000 in cash (the “Parent Termination Fee”).

(d)        If (I) this Agreement is terminated pursuant to Section 9.01(c), (II) after the date hereof and prior to the Company Shareholder Meeting a bona fide Acquisition Proposal with respect to the Company was made or renewed and not publicly withdrawn at least 20 days prior to the Company Shareholder Meeting and (III) within 18 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into, the Company shall pay to Parent the Company Termination Fee.

(e)        If (I) this Agreement is terminated pursuant to Section 9.01(d), (II) after the date hereof and prior to the Parent Shareholder Meeting a bona fide Acquisition Proposal with respect to Parent was made or renewed and not publicly withdrawn at least 20 days prior to the Parent Shareholder Meeting and (III) within 18 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into, Parent shall pay to the Company the Parent Termination Fee.

(f)         If this Agreement is terminated pursuant to Section 9.01(e), Parent shall pay to the Company the Parent Termination Fee.

(g)        If this Agreement is terminated pursuant to Section 9.01(f), the Company shall pay to Parent the Company Termination Fee.

(h)        Any payment of the Company Termination Fee or the Parent Termination Fee pursuant to this Section 10.04 shall be made within one Business Day after termination of this Agreement, except that any payment of the Company Termination Fee or the Parent Termination Fee pursuant to Section 10.04(b), 10.04(c), 10.04(d) or 10.04(e), as applicable, shall be made within one Business Day after such amount becomes payable.  Any such payments shall be made by wire transfer of immediately available funds.  The parties hereby acknowledge that the agreements contained in this section 10.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.  If Parent or the Company fails to pay to the other any fee or expense due hereunder when due, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

Section 10.05.  Binding Effect; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state except to the extent that mandatory provisions of the CBCA are applicable.

Section 10.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 10.10.  Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the exhibits and schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13.  Schedules.  Each of Parent and the Company has set forth certain information in its respective disclosure schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates.  A matter set forth in one section of a disclosure schedule need not be set forth in any other section of the disclosure schedule so long as its relevance to such other section of the disclosure schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such disclosure schedule. The fact that any item of information is disclosed in a disclosure schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Any information or the dollar thresholds set forth in a disclosure schedule shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ST. PAUL COMPANIES, INC.

	By:	/s/ Jay S. Fishman
		Name:	Jay S. Fishman
		Title:	Chairman, Chief Executive Officer and President

TRAVELERS PROPERTY CASUALTY CORP.

	By:	/s/ Robert I. Lipp
		Name:	Robert I. Lipp
		Title:	Chief Executive Officer and Chairman of the Board of Directors

:	ADAMS ACQUISITION CORP.

	By:	/s/ Samuel G. Liss
		Name:	Samuel G. Liss
		Title:	Executive Vice President

Exhibit A-1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is The St. Paul Travelers Companies, Inc.

ARTICLE II

The address of the registered office of the Corporation is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE III

The aggregate number of shares that the Corporation has authority to issue is one billion seven hundred fifty million shares which shall consist of five million undesignated shares and one billion seven hundred forty-five million shares of voting common stock. All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. No shares shall confer on the holder any right to cumulate votes in the election of Directors. All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights. The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

ARTICLE IV

Commencing on January 1, 2006, an action, other than an action requiring shareholder approval, required or permitted to be taken at a Board meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to act in taking the same action at a meeting of the Board at which all Directors were present.

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ARTICLE V

A Director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

Effective immediately at the date and time at which these Amended and Restated Articles of Incorporation become effective (the “Effective Time”), the Board of Directors shall consist of 23 Directors.  Subject to the provisions of this Article VI, the number of Directors may be fixed by resolution of the Board of Directors from time to time, but in no event shall the number of Directors exceed 23.

During the period beginning at the Effective Time and ending on January 1, 2006 (the “Specified Period”), the following actions of the Board of Directors must be approved by at least two-thirds of the entire Board of Directors:

(a)          removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of Chairman of the Board or Chief Executive Officer as of the Effective Time or any modification to either of their respective duties, authority or reporting relationships;

(b)         any change in the size or chairmanship of the Board or any committee of the Board, in the responsibilities of, or the authority delegated to, any committee of the Board, or in the ratio of the number of Travelers Directors (as defined below) on the Board or any committee of the Board to the number of St. Paul Directors (as defined below) on the Board or any committee of the Board;

(c)          any (i) statutory share exchange or merger of the Corporation or any of its subsidiaries with, into or involving a company that is larger than the Corporation (based upon any of market capitalization, revenues, or total assets at the time of Board action), (ii) sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of the Corporation;

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(d)         any change in the location of the principal executive offices of the Corporation; or

(e)          the approval of any amendment of Article IV of these Amended and Restated Articles of Incorporation, this Article VI or Article V of the bylaws of the Corporation for submission to the shareholders of the Corporation or the approval by the Board of Directors of an amendment to Article V of the bylaws of the Corporation.

In addition, during the Specified Period, the following actions must be approved by at least two-thirds of the entire Governance Committee of the Board of Directors:

(a)          any nomination by the Governance Committee of individuals (i) for election to the Board of Directors by the shareholders of the Corporation or (ii) to fill newly created positions on the Board of Directors; or

(b)         any recommendation by the Governance Committee to change (i) the size or chairmanship of the Board or any committee of the Board, (ii) the responsibilities of, or the authority delegated to, any committee of the Board, or (iii) the ratio of the number of Travelers Directors to the number of St. Paul Directors on the Board or any committee of the Board.

For purposes hereof:

“St. Paul Directors” means (i) those eleven Directors designated by the Corporation to serve as members of the Board as of the Effective Time pursuant to a contractual right of the Corporation to designate such Directors and (ii) any Replacement St. Paul Director.

“Replacement St. Paul Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the St. Paul Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

“Travelers Directors” means (i) those twelve Directors designated by Travelers Property Casualty Corp., a Connecticut corporation, to serve as members of the Board as of the Effective Time pursuant to a contractual right of Travelers Property Casualty Corp. to designate such Directors and (ii) any Replacement Travelers Director.

“Replacement Travelers Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the Travelers Directors who are members of the Governance Committee of the Board of Directors of the

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Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

[Statement with respect to Series B preferred stock follows]

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STATEMENT OF THE ST. PAUL TRAVELERS COMPANIES, INC.

WITH RESPECT TO

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 302A.401, Subd. 3(b)

of Minnesota Statutes

The undersigned officers of The St. Paul Travelers Companies, Inc. (the “Corporation”), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 24, 1990 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):

RESOLVED, That there is hereby established, out of the presently available undesignated shares of the Corporation, a series of Preferred Stock of the Corporation designated as stated below and having the relative rights and preferences that are set forth below (the “Series’’):

1.       Designation and Amount. The Series shall be designated as “Series B Convertible Preferred Stock’’ (the “Series B Preferred’’). The number of shares constituting the Series shall be one million four hundred fifty thousand (1,450,000), which number may from time to time be decreased (but not below the number of shares then outstanding) by action of the Board of Directors of the Corporation (the “Board of Directors’’). Shares of Series B Preferred shall have a preference upon liquidation, dissolution or winding up of the Corporation of One Hundred Dollars ($100.00) per share, which preference amount does not represent a determination by the Board of Directors for the purpose of the Corporation’s capital accounts.

2.       Rank. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation’s Series A Junior Participating Preferred Stock and to the Corporation’s voting common stock (the “Common Stock’’)(together, the “Junior Stock’’) and shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank junior to all other classes and series of equity securities of the Corporation, now or hereafter authorized, issued or outstanding, other than any classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the “Parity Stock’’).

3.       Dividends. (a) Holders of outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted by applicable law, cumulative quarterly cash dividends at the annual rate of Eleven and 724/1000 Dollars

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($11.724) per share, in preference to and in priority over any dividends with respect to Junior Stock.

(b)     Dividends on the outstanding shares of Series B Preferred shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of each share of the Series B Preferred, and shall be payable in arrears on January 17, April 17, July 17 and October 17 of each year (each of such dates a “Dividend Payment Date’’), commencing April 17, 1990. Each such dividend shall be payable to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a “Record Date’’). In any case where the date fixed for any dividend payment with respect to the Series B Preferred shall not be a Business Day, then such payment need not be made on such date but may be made on the next preceding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

(c)     The amount of any dividends “accumulated’’ on any share of Series B Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends “accumulated’’ on any share of Series B Preferred at any date other than a Dividend Payment Date shall be calculated at the amount of any unpaid dividends accrued thereon to and excluding the last preceding B-4 Dividend Payment Date regardless of whether declared, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable with respect to a full dividend period on outstanding shares of Series B Preferred shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

(d)     So long as the shares of Series B Preferred shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other

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requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock, or (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, other than with respect to any rights that are now or in the future may be issued and outstanding under or pursuant to the Shareholder Protection Rights Agreement dated as of December 4, 1989 between the Corporation and First Chicago Trust Company of New York as Rights Agent, as it may be amended in any respect or extended from time to time or replaced by a new shareholders’ rights plan of any scope or nature (provided that in any amended or extended plan or in any replacement plan any redemption of rights feature permits only nominal redemption payments) (the “Rights Agreement’’), or (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations, or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

(e)     Dividends in arrears with respect to the outstanding shares of Series B Preferred may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the Series B Preferred or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series B Preferred or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series B Preferred and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears

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upon such shares of the Series B Preferred and Parity Stock to the date of such dividend payment. The Holder or holders of Series B Preferred shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series B Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series B Preferred. All dividends paid with respect to the Series B Preferred shall be paid pro rata to the holders entitled thereto.

(f)      Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holder or holders of the Series B Preferred shall not be entitled to share therein.

4.       Voting Rights. The holder or holders of Series B Preferred shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

(a)     So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holder or holders of at least a majority (or such greater number as required by applicable law) of the votes entitled to be cast with respect to the then outstanding Series B Preferred, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to repeal, amend or otherwise change any of the provisions of the articles of incorporation of the Corporation in any manner which materially and adversely affects the rights or preferences of the Series B Preferred. For purposes of the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Preferred) shall not be deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Preferred.

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(b)     The holder or holders of Series B Preferred shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as if one class. Each share of Series B Preferred in such case shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could have been converted on the record date for determining the holders of Common Stock entitled to vote on a particular matter.

5.       Optional Redemption. (a) The Series B Preferred shall be redeemable, in whole or in part at any time and from time to time, to the extent permitted by applicable law, at the option of the Corporation, (i) on or before December 31, 1994, if (A) there is a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Series B Preferred when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred are initially issued, or (B) the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of ss. 401(a) and ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or (C) the Plan is terminated by the Board of Directors or otherwise, at the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed, or (ii) after December 31, 1994, at the following redemption prices per share if redeemed during the twelve (12)-month period ending on and including December 31 in each of the following years:

Year	Redemption Price Per Share
1995	$149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

(b)     Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (d) of this Section S. On and after the date fixed for redemption, dividends on shares of Series B Preferred called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares shall cease, except the right to receive the redemption price.

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(c)     Unless otherwise required by law, notice of redemption shall be sent to the holder or holders of Series B Preferred at the address shown on the books of the Corporation by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred to be redeemed and, if fewer than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the then current Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price.

(d)     The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at the average Current Market Price for the five (5) consecutive trading days ending on the trading day next preceding the date of redemption.

6.       Other Redemption Rights. Shares of Series B Preferred shall be redeemed by the Corporation at the option of the holder at any time and from time to time, to the extent permitted by applicable law, upon notice to the Corporation accompanied by the properly endorsed certificate or certificates given not less than five (5) Business Days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (a) for such holder to provide for distributions required to be made under The St. Paul Companies, Inc. Savings Plus Preferred Stock Ownership Plan and Trust, an employee stock ownership plan and trust within the meaning of ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Plan and Trust’’), as the same may be amended, or any successor plans, or (b) for such holder to make payment of principal or interest due and payable (whether as scheduled or upon acceleration) on the 9.40% Note dated January 24, 1990, due January 31, 2005 made by Norwest Bank Minnesota, National Association, not individually but solely as Trustee for the Plan and Trust, payable to the order of St. Paul Fire and Marine Insurance Company or registered assigns, in the principal

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amount of One Hundred Fifty Million Dollars ($150,000,000) or other indebtedness of the Plan and Trust or if funds otherwise available are not adequate to make a required payment pursuant to such Note or other indebtedness, in each case at a redemption price of the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Corporation on the date fixed for redemption and at the applicable redemption price and such price shall be paid within five (5) Business Days after such date of redemption, without interest. The terms and provisions of Sections 5(b) and 5(d) are applicable to any redemption under this Section 6.

7.       Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder or holders of outstanding shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to One Hundred Dollars ($100.00) per share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred and any Parity Stock are not paid in full, the holder or holders of the Series B Preferred and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holder or holders of the Series B Preferred of the full preferential amount provided for in this Section 7 and after the payment of any other preferential amounts to the holder or holders of other equity securities of the Corporation, the holder or holders of the Series B Preferred shall be entitled to share in distributions of any remaining assets with the holders of Common Stock, pro-rata on an as-if-converted basis, to the extent of $44.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets. Written notice of any liquidation, dissolution or winding up of the Corporation shall be given to the holder or holders of Series B Preferred not less than twenty (20) days prior to the payment date. Neither the voluntary sale, conveyance exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

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8.       Conversion Rights. (a) The holder of any Series B Preferred shall have the right, at the holder’s option, at any time and from time to time, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing One Hundred Forty-four and 30/100 Dollars ($144.30) for each share of Series B Preferred to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series B Preferred are called for redemption by the Corporation or submitted for redemption by the holder thereof, according to the terms and provisions of this Resolution, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the applicable redemption price). No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to same fraction of the Current Market Price of the Common Stock on the effective date of the conversion.

(b)     The initial conversion price, which is Seventy-two and 15/100 Dollars ($72.15) per share of Common Stock, shall be subject to appropriate adjustment from time to time as follows and such initial conversion price or the latest adjusted conversion price is referred to in this Resolution as the “Conversion Price’’:

(i)      In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series B Preferred been converted immediately prior thereto. An adjustment made pursuant to this Section 8(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)     In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding, distribute or issue rights, warrants, options or calls to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or

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exchangeable for Common Stock), at a per share price less than the Current Market Price on the record date referred to below, the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 8(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 8(b)(ii) shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls. This Section 8(b)(ii) shall be inapplicable with respect to any rights issued or to be issued pursuant to or governed by the Rights Agreement.

(iii) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (a) any right or warrant now or hereafter outstanding to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (b) any rights issued or to be issued pursuant to or governed by the Rights Agreement and (c) any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange,

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then, subject to the provisions of Sections 8(b)(v) and (vii), the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (y) the Fair Market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series B Preferred are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance (a) to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (b) pursuant to any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (c) of rights issued or to be issued pursuant to or governed by the Rights Agreement and (d) which is covered by the terms and provisions of Section 8(b)(ii) hereof, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount, then, subject to the provisions of Sections 8(b)(v) and (vii) hereof, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange or such right or warrant plus (III) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which  could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

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(iv) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, make an Extraordinary Distribution in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8(c) hereof does not apply) or effect a Pro Rata Repurchase of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 8(b)(v) and (vii) hereof, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the difference between (a) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series B Preferred (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of

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Common Stock into which a share of Series B Preferred may be converted at such time.

(v)     If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to this Section 8, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors (which adjustment shall in no event adversely affect the rights or preferences of the Series B Preferred as set forth herein). The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 8(b)(v), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(vi) In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

(vii) In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than any minimum required by law. Except as set forth in this Section 8, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

(viii) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the

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adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred of such adjustment.

(ix) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any shares of Series B Preferred hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 8, and the provisions of this Section 8 with respect to the Common Stock shall apply on like terms to any such other securities.

(c)     In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of substantially all the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 8(b)(i) and other than Extraordinary Distributions described in Section 8(b)(iv)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that any holder of Series B Preferred shall be entitled, after the occurrence (or, if applicable, the record date) of any such event (“Transaction’’), to receive on conversion the consideration which the holder would have received had the holder converted such holder’s Series B Preferred to Common Stock immediately prior to the occurrence of the Transaction and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such Transaction, effective provisions shall be made to ensure that the holder or holders of the Series B Preferred shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series B Preferred is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series B Preferred, such equity securities as the holder or holders of the Series B Preferred shall be entitled to receive pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 8(c), in the event the consideration to be received pursuant to the provisions hereof is not to be constituted solely of employer securities

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within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law, and of a cash payment in lieu of any fractional securities, then the outstanding shares of Series B Preferred shall be deemed converted by virtue of the Transaction immediately prior to the consummation thereof into the number and kind of securities into which such shares of Series B Preferred could have been voluntarily converted at such time and such securities shall be entitled to participate fully in the Transaction as if such securities had been outstanding on the appropriate record, exchange or distribution date. In the event the Corporation shall enter into any agreement providing for any Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of the Transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred and each such holder shall have the right, to the extent permitted by applicable law, to elect, by written notice to the Corporation, to receive, upon consummation of the Transaction (if and when the Transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series B Preferred, a cash payment per share equal to the amount determined according to the following table, with the redemption date to be deemed to be the same date that the Transaction giving rise to the redemption election is consummated:

Transaction Consummated In Year Ending December 31	Redemption Price Per Share
1990	$156.02
1991	154.72
1992	153.42
1993	152.12
1994	150.82
1995	149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding such deemed redemption date. No such notice of redemption by the holder of Series B Preferred shall be effective unless given to the Corporation prior to the close of business at least two (2) Business Days prior to consummation of the Transaction.

(d)     The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default on payment

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of the dividend due on such Dividend Payment Date; provided, however, that the holder or holders of Series B Preferred subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series B Preferred surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who convert shares of Series B Preferred on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

(e)     Each conversion of shares of Series B Preferred into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the “Converting Shares’’), at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holder or holders of Series B Preferred) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the “Converted Shares’’). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder

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(without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares of Series B Preferred which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

(f)      Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series B Preferred so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued undesignated shares, until such shares are once more designated as part of a particular series by the Board of Directors.

(g)     Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series B Preferred into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

(h)     The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series B Preferred, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series B Preferred were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

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(i)      The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

(j)      Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series B Preferred as contemplated by this Section 8, the Corporation shall issue together with each such share of Common Stock one Right (as defined in the Rights Agreement) pursuant to the terms and provisions of the Rights Agreement.

9.       Transfer Restriction. Shares of Series B Preferred shall be issued only to the Plan and Trust and the certificate or certificates representing such shares so issued may be registered in the name of the Plan and Trust or in the name of one or more Trustees acting on behalf of the Plan and Trust (or the nominee name of any such trustee). In the event the Plan and Trust, acting through any such trustee or otherwise, should transfer beneficial or record ownership of one or more shares of Series B Preferred to any person or entity, the shares of Series B Preferred so transferred, upon such transfer and without any further action by the Corporation or the Plan and Trust or anyone else, shall be automatically converted, as of the time of such transfer, into shares of Common Stock on the terms otherwise provided for the voluntary conversion of shares of Series B Preferred into shares of Common Stock pursuant to Section 8 hereof and no transferee of such share or shares shall thereafter have or receive any of the rights and preferences of the shares of Series B Preferred so converted. Certificates representing shares of Series B Preferred shall be legended to reflect the aforesaid restriction on transfer. Shares of Series B Preferred may also be subject to restrictions on transfer which relate to the securities laws of the United States of America or any state or other jurisdiction thereof.

10.     No other Rights. The shares of Series B Preferred shall not have any rights or preferences, except as set forth herein or as otherwise required by applicable law.

11.     Rules and Regulations. The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series B Preferred in accordance with the foregoing provisions and applicable law.

12.     Definitions. For purposes of this Resolution, the following definitions shall apply:

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“Adjustment Period’’ shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Business Day’’ shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price’’ of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on a principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ’’) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

“Extraordinary Distribution’’ shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series B Preferred are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 135% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of twelve (12) months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding

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on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 8(b)(ii) or (iii) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of Section 8(b)(iv) hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 135% of the aggregate quarterly dividends for the preceding period of twelve (12) months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 8(b)(iv) hereof.

“Fair Market Value’’ shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value’’ of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee. The Fair Market Value of the Series B Preferred for purposes of Section 5(a) hereof and for purposes of Section 6 hereof shall be as determined by an independent appraiser, appointed by the Corporation in accordance with the provisions of the Plan and Trust, as of the most recent Valuation Date, as defined in the Plan and Trust.

“Non-Dilutive Amount’’ in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount

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payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase’’ shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’’), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this definition, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions’’ if they have been purchased substantially in accordance with the requirements of Rule 10b-18, as in effect under the Exchange Act, on the date shares of Series B Preferred are initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

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Exhibit A-2

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is The St. Paul Travelers Companies, Inc.

ARTICLE II

The address of the registered office of the Corporation is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE III

The aggregate number of shares that the Corporation has authority to issue is one billion seven hundred fifty million shares which shall consist of five million undesignated shares and one billion seven hundred forty-five million shares of voting common stock. All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. No shares shall confer on the holder any right to cumulate votes in the election of Directors. All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights. The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

ARTICLE IV

Commencing on January 1, 2006, an action, other than an action requiring shareholder approval, required or permitted to be taken at a Board meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to

1

act in taking the same action at a meeting of the Board at which all Directors were present.

ARTICLE V

Where shareholder approval, authorization or adoption is required by Chapter 302A, Minnesota Statutes, for any of the following transactions, the vote required for such approval, authorization or adoption shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares:

(a)          Any plan of merger;

(b)         Any plan of exchange;

(c)          Any sale, lease, transfer or other disposition of all or substantially all of the Corporation’s property and assets, including its good will, not in the usual and regular course of its business; or

(d)         Any dissolution of the Corporation.

The shareholder vote required for approval, authorization or adoption of an amendment to these Amended and Restated Articles of Incorporation (other than an amendment to this Article V) shall be the affirmative vote of the holders of at least a majority of the voting power of all voting shares. The shareholder vote required for approval, authorization or adoption of an amendment to this Article V shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares. The provisions of this Article V are not intended either to require that the holders of the shares of any class or series of shares vote separately as a class or series or to affect or increase any class or series vote requirement of Chapter 302A, Minnesota Statutes.

ARTICLE VI

A Director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

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ARTICLE VII

Effective immediately at the date and time at which these Amended and Restated Articles of Incorporation become effective (the “Effective Time”), the Board of Directors shall consist of 23 Directors.  Subject to the provisions of this Article VII, the number of Directors may be fixed by resolution of the Board of Directors from time to time, but in no event shall the number of Directors exceed 23.

During the period beginning at the Effective Time and ending on January 1, 2006 (the “Specified Period”), the following actions of the Board of Directors must be approved by at least two-thirds of the entire Board of Directors:

(a)          removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of Chairman of the Board or Chief Executive Officer as of the Effective Time or any modification to either of their respective duties, authority or reporting relationships;

(b)         any change in the size or chairmanship of the Board or any committee of the Board, in the responsibilities of, or the authority delegated to, any committee of the Board, or in the ratio of the number of Travelers Directors (as defined below) on the Board or any committee of the Board to the number of St. Paul Directors (as defined below) on the Board or any committee of the Board;

(c)          any (i) statutory share exchange or merger of the Corporation or any of its subsidiaries with, into or involving a company that is larger than the Corporation (based upon any of market capitalization, revenues, or total assets at the time of Board action), (ii) sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of the Corporation;

(d)         any change in the location of the principal executive offices of the Corporation; or

(e)          the approval of any amendment of Article IV of these Amended and Restated Articles of Incorporation, this Article VII or Article V of the bylaws of the Corporation for submission to the shareholders of the Corporation or the approval by the Board of Directors of an amendment to Article V of the bylaws of the Corporation.

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In addition, during the Specified Period, the following actions must be approved by at least two-thirds of the entire Governance Committee of the Board of Directors:

(a)          any nomination by the Governance Committee of individuals (i) for election to the Board of Directors by the shareholders of the Corporation or (ii) to fill newly created positions on the Board of Directors; or

(b)         any recommendation by the Governance Committee to change (i) the size or chairmanship of the Board or any committee of the Board, (ii) the responsibilities of, or the authority delegated to, any committee of the Board, or (iii) the ratio of the number of Travelers Directors to the number of St. Paul Directors on the Board or any committee of the Board.

For purposes hereof:

“St. Paul Directors” means (i) those eleven Directors designated by the Corporation to serve as members of the Board as of the Effective Time pursuant to a contractual right of the Corporation to designate such Directors and (ii) any Replacement St. Paul Director.

“Replacement St. Paul Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the St. Paul Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

“Travelers Directors” means (i) those twelve Directors designated by Travelers Property Casualty Corp., a Connecticut corporation, to serve as members of the Board as of the Effective Time pursuant to a contractual right of Travelers Property Casualty Corp. to designate such Directors and (ii) any Replacement Travelers Director.

“Replacement Travelers Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the Travelers Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

[Statement with respect to Series B preferred stock follows]

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STATEMENT OF THE ST. PAUL TRAVELERS COMPANIES, INC.

WITH RESPECT TO

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 302A.401, Subd. 3(b)

of Minnesota Statutes

The undersigned officers of The St. Paul Travelers Companies, Inc. (the “Corporation”), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 24, 1990 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):

RESOLVED, That there is hereby established, out of the presently available undesignated shares of the Corporation, a series of Preferred Stock of the Corporation designated as stated below and having the relative rights and preferences that are set forth below (the “Series’’):

1.       Designation and Amount. The Series shall be designated as “Series B Convertible Preferred Stock’’ (the “Series B Preferred’’). The number of shares constituting the Series shall be one million four hundred fifty thousand (1,450,000), which number may from time to time be decreased (but not below the number of shares then outstanding) by action of the Board of Directors of the Corporation (the “Board of Directors’’). Shares of Series B Preferred shall have a preference upon liquidation, dissolution or winding up of the Corporation of One Hundred Dollars ($100.00) per share, which preference amount does not represent a determination by the Board of Directors for the purpose of the Corporation’s capital accounts.

2.       Rank. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation’s Series A Junior Participating Preferred Stock and to the Corporation’s voting common stock (the “Common Stock’’)(together, the “Junior Stock’’) and shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank junior to all other classes and series of equity securities of the Corporation, now or hereafter authorized, issued or outstanding, other than any classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the “Parity Stock’’).

3.       Dividends. (a) Holders of outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted by applicable law, cumulative quarterly

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cash dividends at the annual rate of Eleven and 724/1000 Dollars ($11.724) per share, in preference to and in priority over any dividends with respect to Junior Stock.

(b)     Dividends on the outstanding shares of Series B Preferred shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of each share of the Series B Preferred, and shall be payable in arrears on January 17, April 17, July 17 and October 17 of each year (each of such dates a “Dividend Payment Date’’), commencing April 17, 1990. Each such dividend shall be payable to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a “Record Date’’). In any case where the date fixed for any dividend payment with respect to the Series B Preferred shall not be a Business Day, then such payment need not be made on such date but may be made on the next preceding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

(c)     The amount of any dividends “accumulated’’ on any share of Series B Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends “accumulated’’ on any share of Series B Preferred at any date other than a Dividend Payment Date shall be calculated at the amount of any unpaid dividends accrued thereon to and excluding the last preceding B-4 Dividend Payment Date regardless of whether declared, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable with respect to a full dividend period on outstanding shares of Series B Preferred shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

(d)     So long as the shares of Series B Preferred shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series B Preferred or any other classes or series of equity

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securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock, or (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, other than with respect to any rights that are now or in the future may be issued and outstanding under or pursuant to the Shareholder Protection Rights Agreement dated as of December 4, 1989 between the Corporation and First Chicago Trust Company of New York as Rights Agent, as it may be amended in any respect or extended from time to time or replaced by a new shareholders’ rights plan of any scope or nature (provided that in any amended or extended plan or in any replacement plan any redemption of rights feature permits only nominal redemption payments) (the “Rights Agreement’’), or (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations, or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

(e)     Dividends in arrears with respect to the outstanding shares of Series B Preferred may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any

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shares of the Series B Preferred or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series B Preferred or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series B Preferred and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the Series B Preferred and Parity Stock to the date of such dividend payment. The Holder or holders of Series B Preferred shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series B Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series B Preferred. All dividends paid with respect to the Series B Preferred shall be paid pro rata to the holders entitled thereto.

(f)      Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holder or holders of the Series B Preferred shall not be entitled to share therein.

4.       Voting Rights. The holder or holders of Series B Preferred shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

(a)     So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holder or holders of at least a majority (or such greater number as required by applicable law) of the votes entitled to be cast with respect to the then outstanding Series B Preferred, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to repeal, amend or otherwise change any of the provisions of the articles of incorporation of the Corporation in any manner which

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materially and adversely affects the rights or preferences of the Series B Preferred. For purposes of the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Preferred) shall not be deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Preferred.

(b)     The holder or holders of Series B Preferred shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as if one class. Each share of Series B Preferred in such case shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could have been converted on the record date for determining the holders of Common Stock entitled to vote on a particular matter.

5.       Optional Redemption. (a) The Series B Preferred shall be redeemable, in whole or in part at any time and from time to time, to the extent permitted by applicable law, at the option of the Corporation, (i) on or before December 31, 1994, if (A) there is a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Series B Preferred when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred are initially issued, or (B) the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of ss. 401(a) and ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or (C) the Plan is terminated by the Board of Directors or otherwise, at the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed, or (ii) after December 31, 1994, at the following redemption prices per share if redeemed during the twelve (12)-month period ending on and including December 31 in each of the following years:

Year	Redemption Price Per Share
1995	$149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

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plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

(b)     Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (d) of this Section S. On and after the date fixed for redemption, dividends on shares of Series B Preferred called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares shall cease, except the right to receive the redemption price.

(c)     Unless otherwise required by law, notice of redemption shall be sent to the holder or holders of Series B Preferred at the address shown on the books of the Corporation by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred to be redeemed and, if fewer than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the then current Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price.

(d)     The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at the average Current Market Price for the five (5) consecutive trading days ending on the trading day next preceding the date of redemption.

6.       Other Redemption Rights. Shares of Series B Preferred shall be redeemed by the Corporation at the option of the holder at any time and from time to time, to the extent permitted by applicable law, upon notice to the Corporation accompanied by the properly endorsed certificate or certificates given not less than five (5) Business Days prior to the date

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fixed by the holder in such notice for such redemption, when and to the extent necessary (a) for such holder to provide for distributions required to be made under The St. Paul Companies, Inc. Savings Plus Preferred Stock Ownership Plan and Trust, an employee stock ownership plan and trust within the meaning of ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Plan and Trust’’), as the same may be amended, or any successor plans, or (b) for such holder to make payment of principal or interest due and payable (whether as scheduled or upon acceleration) on the 9.40% Note dated January 24, 1990, due January 31, 2005 made by Norwest Bank Minnesota, National Association, not individually but solely as Trustee for the Plan and Trust, payable to the order of St. Paul Fire and Marine Insurance Company or registered assigns, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) or other indebtedness of the Plan and Trust or if funds otherwise available are not adequate to make a required payment pursuant to such Note or other indebtedness, in each case at a redemption price of the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Corporation on the date fixed for redemption and at the applicable redemption price and such price shall be paid within five (5) Business Days after such date of redemption, without interest. The terms and provisions of Sections 5(b) and 5(d) are applicable to any redemption under this Section 6.

7.       Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder or holders of outstanding shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to One Hundred Dollars ($100.00) per share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred and any Parity Stock are not paid in full, the holder or holders of the Series B Preferred and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holder or holders of the Series B Preferred of the full preferential amount provided for in this Section 7 and after the payment of any other preferential amounts to the holder or holders of other equity securities of the Corporation, the holder or holders of the Series B Preferred shall be entitled to share in distributions of any remaining assets with the holders of Common Stock, pro-rata on an as-if-converted basis, to the extent of $44.30 per share plus

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accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets. Written notice of any liquidation, dissolution or winding up of the Corporation shall be given to the holder or holders of Series B Preferred not less than twenty (20) days prior to the payment date. Neither the voluntary sale, conveyance exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

8.       Conversion Rights. (a) The holder of any Series B Preferred shall have the right, at the holder’s option, at any time and from time to time, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing One Hundred Forty-four and 30/100 Dollars ($144.30) for each share of Series B Preferred to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series B Preferred are called for redemption by the Corporation or submitted for redemption by the holder thereof, according to the terms and provisions of this Resolution, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the applicable redemption price). No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to same fraction of the Current Market Price of the Common Stock on the effective date of the conversion.

(b)     The initial conversion price, which is Seventy-two and 15/100 Dollars ($72.15) per share of Common Stock, shall be subject to appropriate adjustment from time to time as follows and such initial conversion price or the latest adjusted conversion price is referred to in this Resolution as the “Conversion Price’’:

(i)      In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that

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the holder of any shares of the Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series B Preferred been converted immediately prior thereto. An adjustment made pursuant to this Section 8(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)     In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding, distribute or issue rights, warrants, options or calls to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a per share price less than the Current Market Price on the record date referred to below, the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 8(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 8(b)(ii) shall become effective retroactively

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immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls. This Section 8(b)(ii) shall be inapplicable with respect to any rights issued or to be issued pursuant to or governed by the Rights Agreement.

(iii) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (a) any right or warrant now or hereafter outstanding to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (b) any rights issued or to be issued pursuant to or governed by the Rights Agreement and (c) any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of Sections 8(b)(v) and (vii), the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (y) the Fair Market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series B Preferred are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance (a) to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (b) pursuant to any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (c) of rights issued or to be issued pursuant to or governed by the Rights Agreement and (d) which is covered by the terms and provisions of Section 8(b)(ii) hereof, for a

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consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount, then, subject to the provisions of Sections 8(b)(v) and (vii) hereof, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange or such right or warrant plus (III) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which  could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(iv) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, make an Extraordinary Distribution in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8(c) hereof does not apply) or effect a Pro Rata Repurchase of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 8(b)(v) and (vii) hereof, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the difference between (a) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding

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immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series B Preferred (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series B Preferred may be converted at such time.

(v)     If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to this Section 8, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors (which adjustment shall in no event adversely affect the rights or preferences of the Series B Preferred as set forth herein). The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 8(b)(v), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(vi) In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal

16

income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

(vii) In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than any minimum required by law. Except as set forth in this Section 8, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

(viii) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred of such adjustment.

(ix) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any shares of Series B Preferred hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 8, and the provisions of this Section 8 with respect to the Common Stock shall apply on like terms to any such other securities.

(c)     In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of

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substantially all the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 8(b)(i) and other than Extraordinary Distributions described in Section 8(b)(iv)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that any holder of Series B Preferred shall be entitled, after the occurrence (or, if applicable, the record date) of any such event (“Transaction’’), to receive on conversion the consideration which the holder would have received had the holder converted such holder’s Series B Preferred to Common Stock immediately prior to the occurrence of the Transaction and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such Transaction, effective provisions shall be made to ensure that the holder or holders of the Series B Preferred shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series B Preferred is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series B Preferred, such equity securities as the holder or holders of the Series B Preferred shall be entitled to receive pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 8(c), in the event the consideration to be received pursuant to the provisions hereof is not to be constituted solely of employer securities within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law, and of a cash payment in lieu of any fractional securities, then the outstanding shares of Series B Preferred shall be deemed converted by virtue of the Transaction immediately prior to the consummation thereof into the number and kind of securities into which such shares of Series B Preferred could have been voluntarily converted at such time and such securities shall be entitled to participate fully in the Transaction as if such securities had been outstanding on the appropriate record, exchange or distribution date. In the event the Corporation shall enter into any agreement providing for any Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of the Transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred and each such holder shall have the right, to the extent permitted by applicable law, to elect, by written notice to the Corporation, to receive, upon consummation of the Transaction (if and when the Transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series B Preferred, a cash payment per share equal to the amount

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determined according to the following table, with the redemption date to be deemed to be the same date that the Transaction giving rise to the redemption election is consummated:

Transaction Consummated In Year Ending December 31	Redemption Price Per Share
1990	$156.02
1991	154.72
1992	153.42
1993	152.12
1994	150.82
1995	149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding such deemed redemption date. No such notice of redemption by the holder of Series B Preferred shall be effective unless given to the Corporation prior to the close of business at least two (2) Business Days prior to consummation of the Transaction.

(d)     The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default on payment of the dividend due on such Dividend Payment Date; provided, however, that the holder or holders of Series B Preferred subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series B Preferred surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who convert shares of Series B Preferred on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred for conversion.

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Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

(e)     Each conversion of shares of Series B Preferred into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the “Converting Shares’’), at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holder or holders of Series B Preferred) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the “Converted Shares’’). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder (without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares of Series B Preferred which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

(f)      Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of

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record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series B Preferred so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued undesignated shares, until such shares are once more designated as part of a particular series by the Board of Directors.

(g)     Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series B Preferred into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

(h)     The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series B Preferred, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series B Preferred were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

(i)      The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

(j)      Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series B Preferred as contemplated by this Section 8, the Corporation shall issue together with each such share of Common Stock one Right (as defined in the Rights Agreement) pursuant to the terms and provisions of the Rights Agreement.

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9.       Transfer Restriction. Shares of Series B Preferred shall be issued only to the Plan and Trust and the certificate or certificates representing such shares so issued may be registered in the name of the Plan and Trust or in the name of one or more Trustees acting on behalf of the Plan and Trust (or the nominee name of any such trustee). In the event the Plan and Trust, acting through any such trustee or otherwise, should transfer beneficial or record ownership of one or more shares of Series B Preferred to any person or entity, the shares of Series B Preferred so transferred, upon such transfer and without any further action by the Corporation or the Plan and Trust or anyone else, shall be automatically converted, as of the time of such transfer, into shares of Common Stock on the terms otherwise provided for the voluntary conversion of shares of Series B Preferred into shares of Common Stock pursuant to Section 8 hereof and no transferee of such share or shares shall thereafter have or receive any of the rights and preferences of the shares of Series B Preferred so converted. Certificates representing shares of Series B Preferred shall be legended to reflect the aforesaid restriction on transfer. Shares of Series B Preferred may also be subject to restrictions on transfer which relate to the securities laws of the United States of America or any state or other jurisdiction thereof.

10.     No other Rights. The shares of Series B Preferred shall not have any rights or preferences, except as set forth herein or as otherwise required by applicable law.

11.     Rules and Regulations. The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series B Preferred in accordance with the foregoing provisions and applicable law.

12.     Definitions. For purposes of this Resolution, the following definitions shall apply:

“Adjustment Period’’ shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Business Day’’ shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price’’ of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any

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other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on a principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ’’) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

“Extraordinary Distribution’’ shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series B Preferred are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 135% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of twelve (12) months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 8(b)(ii) or (iii) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for

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purposes of Section 8(b)(iv) hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 135% of the aggregate quarterly dividends for the preceding period of twelve (12) months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 8(b)(iv) hereof.

“Fair Market Value’’ shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value’’ of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee. The Fair Market Value of the Series B Preferred for purposes of Section 5(a) hereof and for purposes of Section 6 hereof shall be as determined by an independent appraiser, appointed by the Corporation in accordance with the provisions of the Plan and Trust, as of the most recent Valuation Date, as defined in the Plan and Trust.

“Non-Dilutive Amount’’ in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall

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be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase’’ shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’’), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this definition, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions’’ if they have been purchased substantially in accordance with the requirements of Rule 10b-18, as in effect under the Exchange Act, on the date shares of Series B Preferred are initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock

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Exhibit B

BYLAWS OF

THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

OFFICES

Section 1.        Registered Office.  The registered office of the corporation required by Chapter 302A of the Minnesota Statutes (“Chapter 302A”) to be maintained in the State of Minnesota is 385 Washington Street, St. Paul, Minnesota 55102.

Section 2.        Principal Executive Office.  The principal executive office of the corporation, where the chief executive officer of the corporation has an office, is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.        Place Of Meeting.  All meetings of the shareholders shall be held at the registered office of the corporation or, except for a meeting called by or at the demand of a shareholder, at such other place as may be fixed from time to time by the board of directors (the “board” or “board of directors”).

Section 2.        Regular Annual Meeting.  A regular annual meeting of shareholders shall be held on such day in each calendar year as shall be determined by the board for the purpose of electing directors and for the transaction of any other business appropriate for action by the shareholders.

Section 3.        Special Meetings.  Special meetings of the shareholders may be called at any time by the Chief Executive Officer or the Chief Financial Officer or by two or more directors or by a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote; except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote.  A shareholder or shareholders holding the requisite voting power may demand a special meeting of shareholders only by giving the written notice of demand required by law. Special meetings shall be held on the date and at the time and place fixed as provided by law.

Section 4.        Notice.  Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote in the manner and pursuant to the requirements of Chapter 302A.

Section 5.        Record Date.  The board or an officer so authorized by the board shall fix a record date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of voting shares entitled to notice of and to vote at the meeting.

Section 6.        Quorum.  The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment sine die, even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.

Section 7.        Voting Rights.  Unless otherwise provided in the terms of the shares, a shareholder has one vote for each share held on a record date. A shareholder may cast a vote in person or by proxy. Such vote shall be by written ballot unless the chairman of the meeting determines to request a voice vote on a particular matter.

Section 8.        Proxies.  The chairman of the meeting shall, after shareholders have had a reasonable opportunity to vote and file proxies, close the polls after which no further ballots, proxies, or revocations shall be received or considered.

Section 9.        Act of the Shareholders.  Except as otherwise provided by Chapter 302A or by the amended and restated articles of incorporation of the corporation, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business.

Section 10.      Business of the Meeting.  At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board or (ii) by any shareholder who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 10. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the corporate secretary. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business

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on the 10th day following the day of which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s notice to the corporate secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the corporation’s share register, of the shareholder proposing such business; (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder; and (iv) any material interest of such shareholder in such business.  Notwithstanding anything in these bylaws to the contrary, no business shall be brought before or conducted at the annual meeting except in accordance with the provisions of this Section 10. The officer of the corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10 and, if he shall so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of shareholders, the business transacted shall be limited to the purposes stated in the notice of the meeting. With respect to a special meeting held pursuant to the demand of a shareholder or shareholders, the purposes shall be limited to those specified in the demand in the event that the shareholder or shareholders are entitled by law to call the meeting because the board does not do so.

Section 11.      Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible for election as directors. Nominations of persons for election to the board of the corporation may be made at a meeting of shareholders at which directors are to be elected only (i) on behalf of the board of directors, by the Governance Committee of the board of directors in accordance with Article V of these bylaws and subject to paragraph (b) of Article VII of the amended and restated articles of incorporation or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 11. Such nominations, other than those made by or at the direction of the board as described in clause (i) above, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder’s notice shall be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the meeting, provided, however, that in the event that less than 70 days’ notice or prior disclosure of the date of this meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (i) as

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to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the corporation’s share register, of such shareholder and (b) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder, and shall be accompanied by the written consent of each such person to serve as a director of the corporation, if elected.  At the request of the board acting through the Governance Committee, any person nominated at the direction of the board by such committee for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this Section 11. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions and, if he shall so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

BOARD OF DIRECTORS

Section 1.        Board to Manage.  The business and affairs of the corporation shall be managed by or under the direction of the board.

Section 2.        Number and Term of Office.  Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation, the number of directors shall be determined by the board of directors from time to time. Each director shall be elected to serve for a term that expires at the next regular annual meeting of the shareholders and when a successor is elected and has qualified, or at the time of the earlier death, resignation, removal or disqualification of the director.

Section 3.        Meetings of the Board.  The board may hold meetings either within or without the State of Minnesota at such places as the board may select. If the board fails to select a place for a meeting, the meeting shall be held at the principal executive office of the corporation; provided, that one meeting each calendar year shall be held within the State of Connecticut.  Five regular meetings of the board shall be held each year. One shall be held immediately following the regular annual meeting of the shareholders. The other four regular meetings shall be held on dates and at times determined by the board. No notice of a regular

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meeting is required if the date, time and place of the meeting has been announced at a previous meeting of the board. A special meeting of the board may be called by any director or by the chief executive officer by giving, or causing the corporate secretary to give, at least 24 hours’ notice to all directors of the date, time and place of the meeting.  If present, the chairman and the chief executive officer shall jointly preside at all meetings of the board.

Section 4.        Advance Action by Absent Directors.  A director may give advance written consent or opposition to a proposal to be acted on at a board meeting.

Section 5.        Electronic Communications.  A board meeting may be held and participation in a meeting may be effected by means of any form of communications permitted by Chapter 302A.

Section 6.        Quorum.  At all meetings of the board, a majority of the directors then holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment sine die, even though the withdrawal of a number of directors originally present leaves less than the proportion otherwise required for a quorum.

Section 7.        Act of the Board.  Except as otherwise provided by the amended and restated articles of incorporation, the board shall take action by the affirmative vote of at least a majority of the directors present at a meeting. In addition, the board may act without a meeting by written action signed (or consented to by authenticated electronic communication) by all of the directors then holding office or, on or after January 1, 2006, as otherwise provided in the amended and restated articles of incorporation.

Section 8.        Board-Appointed Committees.  Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation: (a) a resolution approved by the affirmative vote of a majority of the directors then holding office may establish committees having the authority of the board in the management of the business of the corporation; and (b) any committee, to the extent provided in the applicable resolution of the board of directors or in the bylaws, shall, to the extent permitted by law, have and may exercise all of the powers and authority of the board of directors.

Section 9.        Chairman of the Board.  Subject to Article VII of the amended and restated articles of incorporation, the board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chairman of the board who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting.  The

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chairman may be (but shall not be required to be) the chief executive officer or another executive officer of the corporation and shall, subject to Article VII of the amended and restated articles of incorporation:

(a)          consult with the chief executive officer and the board on the strategic direction of the corporation;

(b)         report solely to the board;

(c)          jointly preside with the chief executive officer at all meetings of the board; and

(d)         perform such other duties prescribed by the board or these bylaws.

ARTICLE IV

OFFICERS

Section 1.        Required Officers.  The corporation shall have officers who shall serve as chief executive officer and chief financial officer and such other officers as the board shall determine from time to time.  All senior officers of the corporation other than the chairman of the board shall report to the chief executive officer.

Section 2.        Chief Executive Officer.  The board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chief executive officer who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. Subject to Article VII of the amended and restated articles of incorporation, the chief executive officer shall

(a)          in consultation with the chairman and the board, have responsibility for planning the strategic direction of the company;

(b)         subject to the direction of the board, have responsibility for the supervision, coordination and management of the business and affairs of the corporation;

(c)          preside at all shareholder meetings and jointly preside with the chairman at meetings of the board;

(d)         have responsibility to direct and guide operations to achieve corporate profit, growth and social responsibility objectives;

(e)          report solely to the board;

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(f)            see that all orders and resolutions of the board are carried into effect; and

(g)         perform such other duties prescribed by the board or these bylaws.

Section 3.        Chief Financial Officer.  The board shall elect one or more officers, however denominated, to serve at the pleasure of the board who shall together share the function of chief financial officer. The function of chief financial officer shall be to

(a)          cause accurate financial records to be maintained for the corporation;

(b)         cause all funds belonging to the corporation to be deposited in the name of and to the credit of the corporation in banks and other depositories selected pursuant to general and specific board resolutions;

(c)          cause corporate funds to be disbursed as appropriate in the ordinary course of business;

(d)         cause appropriate internal control systems to be developed, maintained, improved and implemented; and

(e)          perform other duties prescribed by the board or the chief executive officer.

Section 4.        Chief Legal Officer.  The board shall elect a chief legal officer who shall serve at the pleasure of the board. The chief legal officer shall

(a)          serve as the senior legal counsel to the corporation;

(b)         have responsibility for oversight and administration of the corporation’s legal and regulatory affairs; and

(c)          perform other duties prescribed by the board or the chief executive officer.

Section 5.        Chief Investments Officer.  The board shall elect a chief investments officer who shall serve at the pleasure of the board. The chief investments officer shall

(a)          have responsibility for the administration of the corporation’s investment portfolio;

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(b)         have responsibility for the supervision and oversight of compliance with the corporation’s investment policies;

(c)          have responsibility for monitoring the performance of investment managers, external and internal, and making recommendations to the chief executive officer with respect thereto; and

(d)         perform such other duties prescribed by the board or the chief executive officer.

Section 6.        Corporate Secretary.  The board shall elect a corporate secretary who shall serve at the pleasure of the board. The corporate secretary shall

(a)          be present at and maintain records of and certify proceedings of the board and the shareholders and, if requested, of the executive committee and other board committees;

(b)         serve as custodian of all official corporate records other than those of a financial nature;

(c)          cause the corporation to maintain appropriate records of share transfers and shareholders; and

(d)         perform other duties prescribed by the board or the chief executive officer.

In the absence of the corporate secretary, a secretary, assistant secretary or other officer shall be designated by the chief executive officer to carry out the duties of corporate secretary.

ARTICLE V

CERTAIN GOVERNANCE MATTERS

Section 1.        Definitions

“Effective Time” has the meaning specified in the amended and restated articles of incorporation.

“Replacement St. Paul Director” means a director designated pursuant to this Article V by the St. Paul Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

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“Replacement Travelers Director” means a director designated pursuant to this Article V by the Travelers Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

“Specified Period” has the meaning specified in the amended and restated articles of incorporation.

“St. Paul Directors” means (i) those eleven directors designated by the corporation to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of the corporation to designate such directors and (ii) any Replacement St. Paul Director.

“Travelers” means Travelers Property Casualty Corp., a Connecticut corporation.

“Travelers Directors” means (i) those twelve Directors designated by Travelers to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of Travelers to designate such directors and (ii) any Replacement Travelers Director.

Section 2.        Governance Committee of the Board.

(a)          The Governance Committee of the board of directors shall be composed of six members, three of whom (including a co-chairman) shall, during the Specified Period, be Travelers Directors and three of whom (including a co-chairman) shall, during the Specified Period, be St. Paul Directors.

(b)         The Governance Committee shall have responsibility for undertaking a complete review of the corporation’s governance standards and policies and shall make a comprehensive governance recommendation to the board of directors at the end of the Specified Period or on such earlier date as the Governance Committee shall determine.

(c)          The Governance Committee shall have the exclusive delegated authority of the board to nominate individuals for election to the board of directors by the shareholders of the corporation and to designate individuals to fill newly created positions on the board of directors and, during the Specified Period, the Governance Committee shall exercise such authority only by the affirmative vote of a least two-thirds of its members.  The Governance Committee

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shall seek meaningful input on nominations from the chairman and the chief executive officer.

(d)         During the Specified Period (i) a majority of the membership of the Governance Committee who are Travelers Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a Travelers Director and (ii) a majority of the membership of the Governance Committee who are St. Paul Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a St. Paul Director.

(e)          During the Specified Period, any recommendation by the Governance Committee to change the size or chairmanship of the board or any committee of the board, the responsibilities of, or the authority delegated to, any committee of the board, the ratio of the number of Travelers Directors to the number of St. Paul Directors on the board or any committee of the board shall require the approval of four members of the Governance Committee.

Section 3.        Amendments.  During the Specified Period, any amendment by the board of this Article V shall require the approval of two-thirds of the members of the board.

ARTICLE VI

SHARE CERTIFICATES/TRANSFER

Section 1.        Certificated and Uncertificated Shares.  The shares of this corporation shall be either certificated shares or uncertificated shares.  Each holder of duly issued certificated shares is entitled to a certificate of shares, which shall be in such form as prescribed by law and adopted by the board.

Section 2.        Transfer of Shares.  Transfer of shares on the books of the corporation shall be made by the transfer agent and registrar in accordance with procedures adopted by the board.

Section 3.        Lost, Stolen or Destroyed Certificates.  No certificate for certificated shares of the corporation shall be issued in place of one claimed to be lost, stolen or destroyed except in compliance with Section 336.8-405, Minnesota Statutes, as amended from time to time, and the corporation may require a satisfactory bond of indemnity protecting the corporation against any claim by reason of the lost, stolen or destroyed certificate.

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ARTICLE VII

GENERAL PROVISIONS

Section 1.        Voting of Shares.  The chief executive officer, any vice president or the corporate secretary, unless some other person is appointed by the board, may vote shares of any other corporation held or owned by the corporation and may take any required action with respect to investments in other types of legal entities.

Section 2.        Execution of Documents.  Deeds, mortgages, bonds, contracts and other documents and instruments pertaining to the business and affairs of the corporation may be signed and delivered on behalf of the corporation by the chief executive officer, any vice president or corporate secretary or by such other person or by such other officers as the board may specify.

Section 3.        Transfer of Assignment of Securities.  The chief executive officer, chief financial officer, chief legal officer, chief investments officer, treasurer, or any vice president, corporate secretary, secretary or assistant secretary of the corporation shall execute the transfer and assignment of any securities owned by or held in the name of the corporation. The transfer and assignment of securities held in the name of a nominee of the corporation may be accomplished pursuant to the contract between the corporation and the nominee.

Section 4.        Fiscal Year.  The fiscal year of the corporation shall end on December 31 of each year.

Section 5.        Seal.  The corporation shall have a circular seal bearing the name of the corporation and an impression of a man at a plow, a gun leaning against a stump and an Indian on horseback.

Section 6.        Indemnification.  The corporation shall indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes, as amended from time to time) against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys’ fees and disbursements) incurred by such person in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521, as amended from time to time.

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Exhibit C

FORM OF AFFILIATE AGREEMENT

[Date]

The St. Paul Companies, Inc.

385 St. Paul Street

Saint Paul, MN 55101

Re: Rule 145 Restrictions

Ladies and Gentlemen:

The St. Paul Companies, Inc. a Minnesota corporation (“St. Paul”), Adams Acquisition Corp., a Connecticut corporation and a wholly-owned first tier subsidiary of St. Paul (“Merger Sub”) and Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of November 16, 2003 (the “Merger Agreement”) pursuant to which Merger Sub would be merged (the “Merger”) with and into the Company, and each outstanding share of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Company would be converted into the right to receive common stock, without designated par value, of St. Paul (“Shares”). Capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Merger Agreement.

The undersigned has been advised that as of the date the Merger is submitted to stockholders of the Company for approval, the undersigned may be an “affiliate” of the Company as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The undersigned represents, warrants and covenants to St. Paul that in the event the undersigned receives any Shares as a result of the Merger:

A.            At the time the Merger was submitted for a vote of the stockholders of the Company, (a) the undersigned may be deemed to have been an affiliate of the Company and (b) since the distribution by the undersigned of the Shares has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Shares issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Act (as such rule may hereinafter from time to time be amended), or (iii) in the opinion of counsel reasonably acceptable to St. Paul, or in accordance with a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.

B.            The undersigned understands that St. Paul is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on the undersigned’s behalf under the Act.

C.            The undersigned also understands that stop transfer instructions will be given to St. Paul’s transfer agents with respect to the Shares issued to the undersigned and that there will be placed on the certificates for the Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated                , 20      between the registered holder hereof and The St. Paul Companies, Inc., a copy of which agreement is on file at the principal offices of The St. Paul Companies, Inc.”

D.            The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, St. Paul reserves the right to put the following legend on the certificates issued to any transferee of such Shares from the undersigned:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

E.             St. Paul agrees that the stop transfer instructions and legends referred to above shall be terminated or removed if (A) one year shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(2) under the Act are then available to the undersigned, (B) two years shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(3) under the Act are then available to the undersigned or (C) the undersigned shall have delivered to St. Paul a copy of a letter from the

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staff of the SEC or an opinion of counsel with recognized expertise in securities law matters, in form and substance reasonably satisfactory to St. Paul, to the effect that such instructions and legends are not required for the purposes of the Act.

F.             The undersigned has carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Shares, to the extent the undersigned felt necessary, with counsel of the undersigned or counsel for the Company.

By its acceptance hereof, St. Paul agrees, for a period of two years after the Effective Time (as defined in the Agreement), that it, as the surviving corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to the undersigned in the event the undersigned desires to transfer any Shares issued to the undersigned in the Merger.

Very truly yours,

By:
Name:
Title:

Accepted this           day
of                            , 200[4] by

THE ST. PAUL COMPANIES, INC.,

By:
Name:
Title:

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